Exhibit 4.2

DAVITA INC.,

as Issuer,

the GUARANTORS named herein,

as Guarantors,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

INDENTURE

Dated as of October 20, 2010

6 5/8% Senior Notes due 2020

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.08; 7.10
(b)	7.08; 7.10; 12.02
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06
(c)	7.06; 12.02
(d)	7.06
314(a)	4.06; 4.18; 12.02
(b)	N.A.
(c)(1)	7.02; 12.04; 12.05
(c)(2)	7.02; 12.04; 12.05
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
(f)	N.A.
315(a)	7.01(b)
(b)	7.05
(c)	7.01
(d)	6.05; 7.01(c)
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.02
(a)(1)(B)	6.04
(a)(2)	9.02
(b)	6.07
(c)	9.05
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	12.01
(c)	12.01

N.A. means Not Applicable

Note:	This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

-i-

-ii-

-iii-

-iv-

Exhibit A	–	Form of Note
Exhibit B	–	Form of Legends
Exhibit C	–	Form of Notation of Note Guarantee
Exhibit D	–	Incumbency Certificate

Note: This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

-v-

INDENTURE dated as of October 20, 2010 among DAVITA INC., a Delaware corporation (the “Company”), as issuer, and each of the Guarantors named herein, as Guarantors, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association organized under the laws of the United States of America, as Trustee (the “Trustee”).

The Company has duly authorized the creation of an issue of 6 5/8% Senior Notes due 2020 and, to provide therefor, the Company has duly authorized the execution and delivery of this Indenture. All things necessary to make the Notes, when duly issued and executed by the Company and authenticated and delivered hereunder, the valid and binding obligations of the Company and to make this Indenture a valid and binding agreement of the Company have been done.

Each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

Set forth below are certain defined terms used in this Indenture.

“2018 Indenture” means the indenture, dated as of the Issue Date, among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, with respect to the 2018 Notes.

“2018 Notes” means the Company’s 6 5/8% Senior Notes due 2018.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Notes” means Notes issued after the Issue Date in accordance with this Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Paying Agent or co-Registrar.

“Applicable Premium” means, with respect to any Note to be redeemed on any Redemption Date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Note; and

(2) the excess, if any, of:

(a) the present value at such Redemption Date of (i) the Redemption Price of the Note at November 1, 2014 (such Redemption Price being set forth in the table appearing in Section 5 of the form of Note attached hereto as Exhibit A) plus (ii) all required interest payments due on the Note, through November 1, 2014 (excluding accrued but unpaid interest to such Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition (other than a license or sub-license entered into in the ordinary course of business), or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a sale, lease, transfer, issuance or other disposition (including, without limitation, by merger, consolidation or sale or other transfer of Capital Stock) by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2) the sale or other disposition of cash and cash equivalents in the ordinary course of business;

(3) a disposition of inventory in the ordinary course of business;

(4) a disposition of obsolete or worn-out equipment or equipment that is disposed of in each case in the ordinary course of business;

(5) transactions permitted under Article 5;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(7) for purposes of Section 4.15 only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a Restricted Payment made in accordance with Section 4.12;

(8) any sale, lease, transfer or other disposition (including, without limitation, by merger, consolidation or sale or other transfer of Capital Stock) of assets (including without limitation the Capital Stock of Subsidiaries) with an aggregate Fair Market Value of less than $50.0 million per transaction or series of related transactions;

(9) the creation of any Permitted Lien and dispositions in connection with Permitted Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(11) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by Section 4.10;

(12) any sale, transfer, issuance or other disposition or distribution of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property to the extent not materially interfering with the business of the Company and its Restricted Subsidiaries taken as a whole;

(14) sales or other dispositions of assets or property pursuant to Sale/Leaseback Transactions entered into in compliance with Section 4.10;

(15) sales or other dispositions of Receivables and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” in a Qualified Receivables Transaction; and

(16) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13, “Accounting for Leases”) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, in respect of the Senior Credit Facilities and any related notes, collateral documents, letters of credit and Guarantees and any Interest Rate Agreement entered into in connection with the Senior Credit Facilities, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company at the rate specified therein whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors or similar body of such Person or any duly authorized committee thereof. For purposes of clarity, it is understood and agreed that references to a majority or other percentage or portion of the Board of Directors of any Person means a majority or such other percentage or portion of the board of directors or similar body of such Person or of any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(2) securities with maturities of one year or less from the date of acquisition issued, fully guaranteed or insured by any State of the United States of America or any political subdivision thereof rated at least AA- by S&P or Aa3 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

(3) certificates of deposit, time deposits, overnight bank deposits, demand deposits or other deposits, bankers’ acceptances and repurchase agreements issued by or in a Qualified Issuer having maturities of 270 days or less from the date of acquisition;

(4) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition;

(5) money market accounts or funds, a substantial portion of the assets of which constitute Cash Equivalents described in clauses (1) through (4) above, with, issued by or managed by Qualified Issuers;

(6) money market accounts or funds, a substantial portion of the assets of which constitute Cash Equivalents described in clauses (1) through (4) above, which money market accounts or funds have net assets of not less than $500.0 million and have the highest rating available of either S&P or Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

(7) money market accounts or funds rated at least AA by S&P and at least Aa by Moody’s;

(8) auction rate securities rated not less than AAA by S&P and not less than Aaa by Moody’s;

(9) securities with maturities of one year or less from the date of acquisition issued by, and any certificates of deposit, time deposits, overnight bank deposits, demand deposits, or other accounts issued by or with, a bank or other financial institution to the extent insured by the Federal Deposit Insurance Corporation or any similar or successor entity; and

(10) in the case of Foreign Subsidiaries of the Company, substantially similar instruments to those set forth in clauses (1) through (9) above.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); or

(2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), excluding any such transaction that complies with Section 5.01; or

(4) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company;

provided that notwithstanding the foregoing the occurrence of a reorganization that results in all the Capital Stock of the Company being held by a Parent Entity shall not result in a Change of Control provided that the shareholders of the Parent Entity immediately after such reorganization are substantially the same as the shareholders of the Company (with substantially equivalent ownership percentages) immediately preceding such reorganization.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means the Person identified as such in the Preamble hereto, until a successor Person shall have replaced the Company as obligor on the Notes pursuant to the applicable provisions of this Indenture, and thereafter means such successor Person.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Fixed Charges for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility drawn for working capital purposes in the ordinary course of business outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any asset sale or other disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an asset sale or other disposition:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such asset sale or other disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Fixed Charges for such period will be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such asset sale or other disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation, acquisition of Capital Stock or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged or consolidated with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any asset sale or other disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) will be determined in good faith by a responsible financial or accounting officer of the Company; provided that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within one year following any such transaction (which operating expense reductions are reasonably expected to be sustainable). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated Debt Expense” means, for any period, without duplication, the total debt expense of the Company and its consolidated Restricted Subsidiaries, computed on a consolidated basis, whether paid or accrued, and included in debt expense as set forth on the statement of operations of the Company, plus, to the extent not included in such debt expense and without duplication:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Debt Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Debt Expense);

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6) cash costs associated with Hedging Obligations (including amortization of fees but excluding mark-to-market charges or adjustments); provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Debt Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(8) the cash contributions to any employee stock ownership plan or stock option plan to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Debt Expense shall include all interest expense (including any amounts described in clauses (1) through (8) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total debt expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements, (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company and (iii) exclusive of the write-off of deferred financing costs. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Debt Expense.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following, to the extent deducted or taken into account in calculating such Consolidated Net Income:

(1) Consolidated Fixed Charges;

(2) Consolidated Income Taxes;

(3) consolidated expenses for valuation adjustments or impairment charges;

(4) consolidated depreciation or amortization expense;

(5) expenses and charges relating to non-controlling interests and equity income in consolidated Subsidiaries; and

(6) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation).

Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Fixed Charges” means, on a consolidated basis and without duplication:

(1) Consolidated Debt Expense, plus

(2) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness, or accrued during such period on any series of Disqualified Stock of the Company or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Income Taxes” means, with respect to the Company and its consolidated Restricted Subsidiaries for any period, on a consolidated basis and without duplication, taxes imposed upon the Company or other payments required to be made by the Company by any governmental authority which taxes or other payments are calculated by reference to the income or profits of the Company or the Company and its consolidated Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (3) through (9) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income;

(2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, by operation of the terms of its charter, any contract or agreement, operation of law or otherwise, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the limitations contained in clauses (3) through (9) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary (excluding the effect of restrictions relating to the Senior Credit Facilities permitted pursuant to clauses (i) and (iii) of the second paragraph of Section 4.14) during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) for the avoidance of doubt, the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any gain or loss arising from the early extinguishment of any Indebtedness in connection with the Transactions, including the amortization or write-off of debt issuance costs or debt discount in connection with the Transactions;

(5) any non-cash compensation charges arising from the grant of, issuance, vesting or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards;

(6) the cumulative effect of a change in accounting principles;

(7) any fees, expenses or charges related to the Transactions;

(8) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Company or any Restricted Subsidiary during such period; and

(9) gains and losses due solely to fluctuations in currency values.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Consolidated Total Leverage Ratio” means, as of any date of determination, with respect to the Company and its consolidated Restricted Subsidiaries, the ratio of (x) the aggregate amount of all Indebtedness of the Company and its consolidated Restricted Subsidiaries (“Consolidated Total Indebtedness”) as of the last day of the period of the most recent four consecutive fiscal quarters ending prior to the date of determination for which financial statements are in existence to (y) the aggregate amount of Consolidated EBITDA of the Company and its consolidated Restricted Subsidiaries for such period, all calculated on a consolidated basis in accordance with GAAP. For purposes of calculating the Consolidated Total Leverage Ratio, Consolidated EBITDA shall, if necessary, be calculated on a pro forma basis in a manner consistent with the proviso to the first sentence of the definition of “Consolidated Coverage Ratio”; and Consolidated Total Indebtedness shall, if necessary, be calculated on a pro forma basis as follows:

if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the last day of the applicable four quarter period that remains outstanding on the applicable date of determination or if the transaction giving rise to the need to calculate the Consolidated Total Leverage Ratio includes the Incurrence of Indebtedness, Consolidated Total Indebtedness will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the last day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the last day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the last day of such period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Total Leverage Ratio includes a discharge of Indebtedness, Consolidated Total Indebtedness will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the last day of such period.

All such pro forma calculations shall be made in a manner consistent with the second paragraph of the definition of “Consolidated Coverage Ratio,” but without giving effect to the proviso to the first sentence of such second paragraph. In addition, the calculation of the Consolidated Total Leverage Ratio shall be made in a manner consistent with the third paragraph, the fourth paragraph and the sixth paragraph under Section 4.10, mutatis mutandis.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who: (1) was a member of such board of directors on the Issue Date; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Corporate Trust Office” means the corporate trust office of the Trustee located at The Bank of New York Mellon Trust Company, N.A., Attention: Corporate Trust Unit, 700 South Flower Street – 5th Floor, Los Angeles, CA 90017, or such other office, designated by the Trustee by written notice to the Company, at which at any particular time its corporate trust business shall be administered.

“Coverage Ratio Exception” has the meaning ascribed to such term in the first paragraph of Section 4.10.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar currency agreement or arrangements as to which such Person is a party or a beneficiary.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depository” shall mean The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.

“Designated Noncash Consideration” means the Fair Market Value (as determined in good faith by the Board of Directors) of noncash consideration received by the Company or any Restricted Subsidiary in connection with an Asset Disposition that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or other transfer of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Company with Sections 4.09 or 4.15, as the case may be, and such repurchase or redemption complies with Section 4.12.

“Equity Offering” means an offering for cash (generating gross proceeds of not less than $100.0 million) by the Company (to the extent such offering is not on behalf of selling stockholders) of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8 or any successors thereto.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Notes” means the Company’s outstanding 6 5/8% Senior Notes due 2013 and the Company’s outstanding 7 1/4% Senior Subordinated Notes due 2015.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) (x) of $75.0 million or less shall be determined by Senior Management or the Board of Directors of the Company, in each case, acting reasonably and in good faith and (y) in excess of $75.0 million shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP.

“Global Note” means a permanent global security or global securities in registered form representing the aggregate principal amount of the Notes.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or undertakings customary in a Qualified Receivables Transaction. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary Guarantor and each other Person, if any, that executes a Note Guarantee in accordance with Article Eleven.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Note Guarantee with respect to the Notes pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the registered holder of any Note.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; provided that solely for purposes of determining compliance with Section 4.10 (i) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security and (ii) unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133), in each case will be deemed not to be an Incurrence of Indebtedness; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) all obligations in respect of indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and other accrued liabilities arising in the ordinary course of business in connection with obtaining goods, materials or services);

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6) with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) all Indebtedness of other Persons to the extent Guaranteed by such Person (for purposes of clarity, it is understood and agreed that, if a person Guarantees only a portion of the Indebtedness of another Person, then only the portion of such Indebtedness so guaranteed shall be deemed Indebtedness of the Person Guaranteeing such Indebtedness);

(9) all obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

(10) all net obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person;

(11) all outstanding Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (not including, in either case, any redemption or repurchase premium); and

(12) to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction entered into by such Person.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, Fair Market Value, the Fair Market Value of such Disqualified Stock.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described above in this definition that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Interest Payment Date” means May 1 and November 1 of each year.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers or trade receivables in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) endorsements of negotiable instruments and documents in the ordinary course of business; and

(2) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of Section 4.12:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3) if the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or distribution equal to the Fair Market Value of the Capital Stock of that entity not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means October 20, 2010.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Maturity Date” means November 1, 2020.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), in connection with or as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all payments made to discharge any severance liabilities arising in connection with such Asset Disposition;

(4) all distributions and other payments required to be made to holders of non-controlling interests in Subsidiaries or in joint ventures, limited or general partnerships, limited liability companies or similar business entities or other Persons as a result of such Asset Disposition; and

(5) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee,

indemnity, agreement or instrument that would constitute Indebtedness other than any undertakings, indemnities, agreements or instruments which are excluded from the definition of “Guarantee”) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the Capital Stock of or other ownership interests in any Unrestricted Subsidiaries).

“Note Guarantee” means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of this Indenture and any supplemental indentures thereto, and, collectively, all such Guarantees. Each such Note Guarantee will be in the form prescribed by this Indenture.

“Notes” means the Company’s 6 5/8% Senior Notes due 2020 (including for the avoidance of doubt, Additional Notes), as amended from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion reasonably acceptable to the Trustee from legal counsel. The counsel may be an employee of or counsel to the Company. Anything in this Indenture, the Note Guarantees or the Notes to the contrary notwithstanding, any such opinion of legal counsel may rely, as to factual matters, on a certificate of an officer (or similar official) of the Company, any Guarantor or any other appropriate Person and on certificates and statements of governmental bodies and officials.

“Parent Entity” means, for purposes of the proviso to the definition of “Change of Control,” a newly created entity, at the time of consummation of a reorganization transaction permitted by such proviso, having no assets with a Fair Market Value in excess of $1.0 million (other than Capital Stock of the Company and its Subsidiaries) and no liabilities with a Fair Market Value in excess of $1.0 million, in each case that would be reflected on an unconsolidated balance sheet of such entity at such time.

“Permitted Business” means the businesses engaged in by the Company and its Subsidiaries on the Issue Date as described in the prospectus supplement dated October 5, 2010 relating to the original issuance of Notes, the related prospectus dated September 30, 2010 and the documents incorporated and deemed to be incorporated by reference in such prospectus supplement or prospectus, and businesses of the types that are reasonably related thereto or that are reasonable extensions thereof and, without limitation to the foregoing, any and all healthcare services businesses and any businesses reasonably related thereto or that are reasonable extensions thereof. For purposes of clarity, it is understood and agreed that a business engaged in by a Person other than the Company and its Subsidiaries is a “Permitted Business” so long as it is the type of business described in the preceding sentence.

“Permitted Indebtedness” has the meaning ascribed to such term in the second paragraph of Section 4.10.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) (a) the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary, and (b) any Investment deemed to be made upon the designation of an Unrestricted Subsidiary as a Restricted Subsidiary;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3) cash and Cash Equivalents;

(4) payroll, travel, moving, entertainment and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(5) Guarantees issued in accordance with Section 4.10;

(6) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(7) Investments made as a result of the receipt of non cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 4.15 or a Sale/Leaseback Transaction;

(8) Investments in existence on the Issue Date and any extension, modification or renewal of any such investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments (of cash or otherwise) or other increases thereof or Guarantees (other than as a result of the accrual or accretion of interest or original issue discount or the issuance by such investee of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(9) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are both Incurred in compliance with Section 4.10 and of the type described in clause (5) of the definition of “Permitted Indebtedness”;

(10) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (10), in an aggregate amount at the time of such Investment not to exceed $100.0 million outstanding at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) any Investment received in exchange for the Capital Stock of an Unrestricted Subsidiary and Investments owned by an Unrestricted Subsidiary upon its redesignation as a Restricted Subsidiary;

(12) Investments of the Company or any Restricted Subsidiary in any Special Purpose Licensed Entity which, when aggregated with the aggregate amount of all obligations Guaranteed pursuant to clause (13) of the definition of Permitted Indebtedness, shall not exceed $150.0 million at any time outstanding;

(13) Investments by the Company or a Restricted Subsidiary in connection with a Qualified Receivables Transaction;

(14) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection, and lease, workers’ compensation, performance and similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary; and

(15) any Investment by the Company or a Restricted Subsidiary in a Permitted Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (15) that are at that time outstanding, not to exceed $250.0 million.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness under one or more Senior Credit Facilities or other Indebtedness Incurred in accordance with Section 4.10 in an aggregate principal amount outstanding that does not exceed the greater of (A) the aggregate principal amount of Indebtedness permitted to be outstanding under clause (1) of the definition of “Permitted Indebtedness” and (B) the maximum principal amount such that the Secured Indebtedness Leverage Ratio would not exceed 3.5 to 1.0, in each case calculated on a pro forma basis at the time any Indebtedness secured by a Lien pursuant to this clause (1) is Incurred and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom;

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation or regulations or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not more than 60 days past due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non payment or which are being contested in good faith by appropriate proceedings provided appropriate provisions, if any, required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety, indemnity, bid, warranty, release, appeal or performance bonds or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute an obligation for money borrowed;

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded or appropriate reserves have been established as required by GAAP, if any;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days after the completion of the construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto or proceeds thereof;

(11) banker’s Liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date;

(14) Liens on property or assets (including improvements, accessions and proceeds in respect thereof) or shares of Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15) Liens on property or assets (including improvements, accessions and proceeds in respect thereof) at the time the Company or a Restricted Subsidiary acquired such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17) Liens securing the Notes or the 2018 Notes and any Guarantees thereof;

(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify Indebtedness that was previously so secured not in violation of this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens in favor of the Company or a Restricted Subsidiary;

(21) Liens under industrial revenue, municipal or similar bonds;

(22) Liens in connection with dispositions of self-pay receivables in the ordinary course of business, which the Company or any of its Restricted Subsidiaries believe in good faith cannot be paid in full;

(23) Liens securing Indebtedness Incurred pursuant to clause (16) of the definition of “Permitted Indebtedness”; provided, however, that such Liens do not extend to the assets or property of the Company or any Subsidiary Guarantor;

(24) Liens on assets that are the subject of a Qualified Receivables Transaction;

(25) customary non-assignment provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(26) (x) Liens securing Indebtedness Incurred pursuant to Sale/Leaseback Transactions entered into in compliance with clause (15) of the definition of “Permitted Indebtedness,” but only to the extent that such Liens attach to the assets or property being financed pursuant to such Sale/Leaseback Transactions and do not encumber any other assets or property of the Company or its Restricted Subsidiaries, and (y) Liens securing Indebtedness Incurred in connection with any Sale/Leaseback Transaction entered into in respect of the Company’s planned headquarters facility (including, without limitation, land, building, improvements and related assets) in Denver, Colorado in an aggregate principal amount not to exceed $125.0 million at any time outstanding (it being understood that, to the extent that Indebtedness of the type described in this clause (y) exceeds $125.0 million, then the amount in excess of $125.0 million may be secured by other Permitted Liens or otherwise in a manner that complies Section 4.13);

(27) Liens and setoff rights securing obligations in respect of, or arising in connection with, cash pooling arrangements so long as any Indebtedness under any such cash pooling arrangement complies with Section 4.10; and

(28) in addition to the items referred to in clauses (1) through (27) above, Liens securing Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount which, when taken together with the aggregate principal amount of all other Indebtedness of the Company and its Restricted Subsidiaries secured by Liens Incurred pursuant to this clause (28) and then outstanding, will not exceed $150.0 million.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Qualified Issuer” shall mean any commercial bank that has a combined capital and surplus in excess of $500.0 million.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business.

“Qualified Receivables Transaction” means any sale, factoring or securitization transaction involving Receivables that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer, or may grant a security interest in, any Receivables (whether existing on the Issue Date or arising thereafter) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all bank accounts specifically designated for the collection of such Receivables, all contracts and all guarantees or other obligations in respect of such Receivables, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with sales, factoring or securitizations involving Receivables.

“Rating Agencies” means Moody’s and S&P.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and all proceeds thereof and rights (contractual or otherwise) and collateral related thereto and shall include, in any event, any items of property that would be classified as an account receivable of the Company or any of its subsidiaries or an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” or “proceeds” as so defined of any such items.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Qualified Receivables Transactions, and that engages only in activities reasonably related or incidental thereto.

“Receivables Transaction Amount” means (a) in the case of any Receivables securitization (but excluding any sale or factoring of Receivables), the amount of obligations outstanding under the legal documents entered into as part of such Receivables securitization on any date of determination that would be characterized as principal if such Receivables securitization were structured as a secured lending transaction rather than as a purchase and (b) in the case of any sale or factoring of Receivables, the cash purchase price paid by the buyer in connection with its purchase of Receivables (including any bills of exchange) less the amount of collections received in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest, in each case as determined in good faith and in a consistent and commercially reasonable manner by the Company.

“Record Date” means the applicable Record Date specified in the Notes.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the Notes.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price fixed for such redemption pursuant to this Indenture and the Notes.

“refinance” means to refinance, repay, prepay, replace, exchange, renew, extend or refund; “refinanced” and “refinances” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced (the “Refinanced Indebtedness”) is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Refinanced Indebtedness or (b) if the Stated Maturity of the Refinanced Indebtedness is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Refinanced Indebtedness;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Refinanced Indebtedness (plus, without duplication, any additional Indebtedness Incurred to pay interest or dividends owed thereon, any reasonable premium (or premium required to be paid pursuant to the instruments governing such Refinancing Indebtedness) paid to the holders of the Refinanced Indebtedness and reasonable fees and expenses Incurred in connection therewith);

(4) if the Refinanced Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Refinanced Indebtedness;

(5) the obligor of Refinancing Indebtedness is the same Person as the obligor of the Refinanced Indebtedness; and

(6) the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the Incurrence thereof to redeem or refinance (including pursuant to any defeasance or discharge mechanism) the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice or lapse of time, in which case such proceeds shall be held in a segregated account until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice or time period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed or refinanced within one year of the Incurrence of the Refinancing Indebtedness.

“Replacement Assets” means:

(1) other properties or assets to replace the properties or assets that were the subject of the Asset Disposition;

(2) properties and assets that are or will be used or useful in businesses of the Company or its Restricted Subsidiaries or a Permitted Business; or

(3) any Permitted Business or Capital Stock of a Person operating in a Permitted Business to the extent not otherwise prohibited by this Indenture.

“Responsible Officer” means, when used with respect to the Trustee, any officer in the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and shall also mean any officer who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning ascribed to such term in the first paragraph of Section 4.12.

“Restricted Payments Basket” has the meaning ascribed to such term in the first paragraph of Section 4.12.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries for borrowed money that is secured by a Lien on any property of the Company or any of its Restricted Subsidiaries and which Lien arises under any instrument or agreement to which the Company or any of its Restricted Subsidiaries is a party or by which any of them is bound.

“Secured Indebtedness Leverage Ratio” means, as of any date of determination, with respect to the Company and its consolidated Restricted Subsidiaries, the ratio of (x) the aggregate amount of all Secured Indebtedness of the Company and its consolidated Restricted Subsidiaries (“Consolidated Total Secured Indebtedness”) as of the last day of the period of the most recent four consecutive fiscal quarters ending prior to the date of determination for which financial statements are in existence to (y) the aggregate amount of Consolidated EBITDA of the Company and its consolidated Restricted Subsidiaries for such period, all calculated on a consolidated basis in accordance with GAAP. For purposes of calculating the Secured Indebtedness Leverage Ratio, Consolidated EBITDA shall, if necessary, be calculated on a pro forma basis in a manner consistent with the proviso to the first sentence of the definition of “Consolidated Coverage Ratio”; and Consolidated Total Secured Indebtedness shall, if necessary, be calculated on a pro forma basis as follows:

if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the last day of the applicable four quarter period that remains outstanding on the applicable date of determination or if the transaction giving rise to the need to calculate the Secured Indebtedness Leverage Ratio includes the Incurrence of Indebtedness, Consolidated Total Indebtedness will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Secured Indebtedness had been Incurred on the last day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the last day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the last day of such period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Secured Indebtedness Leverage Ratio includes a discharge of Indebtedness, Consolidated Total Secured Indebtedness will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the last day of such period.

All such pro forma calculations shall be made in a manner consistent with the second paragraph of the definition of “Consolidated Coverage Ratio.” In addition, the calculation of the Secured Indebtedness Leverage Ratio shall be made in a manner consistent with the third paragraph, the fourth paragraph and the sixth paragraph under Section 4.10, mutatis mutandis.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Agreement” means the Credit Agreement, dated as of the Issue Date, among the Company, the guarantors party thereto, the several banks and other financial institutions or entities from time to time lenders thereunder and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, including any related letters of credit, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder, extending the maturity of any Indebtedness thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto or with different parties (whether or not such added, substituted or different parties are banks or other institutional lenders)).

“Senior Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt or credit facilities (including the Senior Credit Agreement), commercial paper facilities, indentures or other financing arrangements providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any debt or credit facilities, commercial paper facilities, indentures or other financing arrangements that replace, refund or refinance any part of any such debt or credit facilities, commercial paper facilities, indentures, other financing arrangements, loans, letters of credit or other Indebtedness, whether by or with the same or any other agents, lenders or group of lenders, investors or other providers of financing. For the avoidance of doubt, (x) Indebtedness Incurred under the Senior Credit Facilities after the Issue Date, the 2018 Notes and 2020 Notes issued on the Issue Date and the Existing Notes outstanding on the Issue Date (and in each case any Guarantees thereof and related Hedging Obligations) shall not be deemed to be Indebtedness under the Senior Credit Facilities Incurred or outstanding on the Issue Date and (y) Indebtedness in respect of debt securities and Qualified Receivables Transactions and other Indebtedness, and Guarantees thereof and Hedging Obligations relating thereto, may, at the Company’s option, be

Incurred after the Issue Date under the Coverage Ratio Exception or any clause of the definition of “Permitted Indebtedness” (so long as the Indebtedness in respect of such debt securities or Qualified Receivables Transactions or other Indebtedness, as the case may be, is permitted to be Incurred thereunder) and, the Company may, at its option, classify and reclassify Indebtedness in respect of any such debt securities and Qualified Receivables Transactions and other Indebtedness and Guarantees and Hedging Obligations in respect thereof, in whole or in part, as being or not being Senior Credit Facilities at the date of Incurrence and from time to time thereafter.

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, all amounts payable by the Company under or in respect of Indebtedness of the Company, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1) any Indebtedness Incurred in violation of this Indenture;

(2) any obligation of the Company to any Subsidiary;

(3) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company;

(4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including, without limitation, any Subordinated Obligations; or

(6) any Capital Stock.

“Senior Management” shall mean the Chairman of the Board (if an officer), President, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Special Purpose Licensed Entity” means any Person in a business related to any business of the Company and the Restricted Subsidiaries that (i) the Company and its Restricted Subsidiaries are prohibited from engaging in directly under applicable law, including provisions of state law (a) prohibiting the ownership of healthcare facilities by public companies, (b) prohibiting the corporate practice of medicine or (c) otherwise restricting the ability of the

Company or one of its Restricted Subsidiaries to acquire directly a required license to operate a healthcare facility, and (ii) has entered into a transaction or series of transactions with the Company or any of its Restricted Subsidiaries under which:

(x) the Company or any of its Restricted Subsidiaries provides management, administrative or consulting services to the Special Purpose Licensed Entity;

(y) the owners of the Special Purpose Licensed Entity are prohibited from transferring any of their interests in the Special Purpose Licensed Entity without the consent of the Company or one of its Restricted Subsidiaries; and

(z) the Company or one of its Subsidiaries has the right to require the owners of the Special Purpose Licensed Entity to transfer all of their interests in the Special Purpose Licensed Entity to a Person designated by the Company or one of its Restricted Subsidiaries.

“Stated Maturity” means, with respect to any security or Indebtedness, the date specified in such security or the instrument or agreement pursuant to which such Indebtedness was incurred, as the case may be, as the fixed date on which the payment of principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar business entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary of the Company in existence on the Issue Date that provides a Note Guarantee on the Issue Date and any other Restricted Subsidiary that provides a Note Guarantee in accordance with this Indenture; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with this Indenture, such Person ceases to be a Subsidiary Guarantor.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

“Taxing Authority” means any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the date of the execution of this Indenture until such time as this Indenture is qualified under the TIA, and thereafter as in effect on the date on which this Indenture is qualified under the TIA, except as otherwise provided in Section 9.04.

“Total Tangible Assets” means, as of any date, the total amount of tangible assets of the Company and the Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date.

“Transactions” means the issuance of the Notes and the 2018 Notes on the Issue Date, the entering into of the Senior Credit Agreement, the tender offer for and/or repurchase, redemption or other retirement of the Existing Notes and the application of the proceeds from the issuance of the Notes and the 2018 Notes and borrowings under the Senior Credit Agreement in connection with a tender offer for and/or repurchase, redemption or other retirement of the Existing Notes and otherwise as set forth under “Use of Proceeds” in the prospectus supplement dated October 5, 2010 relating to the original issuance of the Notes and the 2018 Notes on the Issue Date.

“Treasury Rate” means, as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to November 1, 2014; provided, however, that if the period from such Redemption Date to November 1, 2014 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Unrestricted Securities” means one or more Notes that do not and are not required to bear the Private Placement Legend in the form set forth in Exhibit B, including, without limitation, the Exchange Notes.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if (x):

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Company in such Subsidiary complies with Section 4.12;

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms, taken as a whole, substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company; or

(y) with respect to any Receivables Subsidiary, such Subsidiary is designated as an Unrestricted Subsidiary in accordance with the following paragraph.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary (other than a Receivables Subsidiary) would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the Coverage Ratio Exception on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Restricted Subsidiary.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Additional Notes”	2.02
“Affiliate Transaction”	4.16
“Application Period”	4.15
“Asset Disposition Offer Amount”	4.15
“Asset Disposition Offer Period”	4.15
“Asset Disposition Purchase Date”	4.15
“Change of Control Offer”	4.09
“Change of Control Payment”	4.09
“Change of Control Payment Date”	4.09
“Covenant Defeasance”	8.02
“Covenant Termination Event”	4.07
“Coverage Ratio Exception”	4.10

Term	Defined in Section
“Event of Default”	6.01
“Excess Proceeds”	4.15
“Guarantee Obligations”	11.01
“Legal Defeasance”	8.02
“Pari Passu Notes”	4.15
“Participants”	2.15
“Paying Agent”	2.03
“Permitted Indebtedness”	4.10
“Physical Notes”	2.01
“Registrar”	2.03
“Restricted Payments”	4.12
“Restricted Payments Basket”	4.12
“Reversion Time”	4.07
“Successor Company”	5.01

SECTION 1.03. Incorporation by Reference of TIA.

Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder or a Noteholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company, any Guarantor or any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.04. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(7) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation.”

ARTICLE TWO

THE NOTES

SECTION 2.01. Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its authentication. Each Note shall have an executed Note Guarantee from each of the Subsidiary Guarantors endorsed thereon substantially in the form of Exhibit C.

The terms and provisions contained in the Notes and the Note Guarantees shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Notes shall be issued initially in the form of one or more Global Notes, substantially in the form set forth in Exhibit A, deposited with the Trustee, as custodian for the Depository, duly executed by the Company (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit B. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided.

Notes may be issued in the form of permanent certificated Notes in registered form in substantially the form set forth in Exhibit A (the “Physical Notes”) in exchange for interests in Global Notes only in the circumstances and manner set forth in Section 2.15.

SECTION 2.02. Execution and Authentication.

Two Officers of the Company (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note or Note Guarantee, as the case may be, was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note or Note Guarantee, as the case may be, shall nevertheless be valid.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate Notes for original issue on the Issue Date in the aggregate principal amount of $775,000,000 upon a written order of the Company in the form of an Officers’ Certificate. In addition, the Trustee shall authenticate Notes (“Additional Notes”) thereafter in unlimited amount (so long as not otherwise prohibited by the terms of this Indenture, including without limitation, Section 4.10) for original issue upon a written order of the Company in the form of an Officers’ Certificate. Each such Officers’ Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company and Affiliates of the Company.

The Notes shall be issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof.

SECTION 2.03. Registrar and Paying Agent.

The Company shall maintain an office or agency in the Borough of Manhattan, The City of New York, where (a) Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Notes may be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act as its own Registrar or Paying Agent provided compliance with the proviso of the previous sentence. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company, upon notice to the Trustee, may have one or more co-Registrars and one or more additional paying agents reasonably acceptable to the Trustee. The term “Paying Agent” includes any additional paying agent. The Company initially appoints the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee, in advance, of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.

SECTION 2.04. Paying Agent To Hold Assets in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that each Paying Agent shall hold in trust for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Company or any other obligor on the Notes), and shall notify the Trustee of any Default by the Company (or any other obligor on the Notes) in making any such payment. The Company at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Company to the Paying Agent, the Paying Agent shall have no further liability for such assets.

SECTION 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two (2) Business Days prior to each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, which list may be conclusively relied upon by the Trustee.

SECTION 2.06. Transfer and Exchange.

Subject to Section 2.15, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar or co-Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s or co-Registrar’s request. No service charge shall be imposed upon the Company, the Trustee or any Agent for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

The Registrar or co-Registrar shall not be required to register the transfer of or exchange of any Note (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing, (ii) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part, and (iii) during a Change of Control Offer or an Asset Disposition Offer if such Note is validly tendered pursuant to such Change of Control Offer or Asset Disposition Offer and not validly withdrawn.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Notes may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in the Note shall be required to be reflected in a book-entry system.

SECTION 2.07. Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met. Such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Company and the Trustee, to protect the Company, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note pursuant to this Section 2.07, including reasonable fees and expenses of counsel and of the Trustee.

Every replacement Note is an additional obligation of the Company and every replacement Note Guarantee shall constitute an additional obligation of the Guarantor thereof.

SECTION 2.08. Outstanding Notes.

Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Company, the Guarantors or any of their respective Affiliates holds the Note (subject to the provisions of Section 2.09).

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless a Responsible Officer of the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07. If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest ceases to accrue. If on a Redemption Date, the Maturity Date, a Change of Control Payment Date, an Asset Sale Payment Date or any other date payment on the Notes is due the Trustee or Paying Agent (other than the Company or an Affiliate thereof) holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any of its Affiliates shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in conclusively relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be disregarded.

SECTION 2.10. Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes. Notwithstanding the foregoing, the Notes may be in typewritten form.

SECTION 2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Company or a Subsidiary), and no one else, shall cancel and, at the written direction of the Company, shall dispose of all Notes surrendered for transfer, exchange, payment or cancellation in accordance with its customary procedures. Subject to Section 2.07, the Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation. If the Company or any Guarantor shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.

SECTION 2.12. Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall, unless the Trustee fixes another record date pursuant to Section 6.10, pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest pursuant to this Indenture, in any lawful manner. The Company may pay the defaulted interest to the persons who are Holders on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Company for the payment of defaulted interest. At least 15 days before any such subsequent special record date, the Company shall mail to each Holder, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

SECTION 2.13. CUSIP Number.

The Company in issuing the Notes may use a “CUSIP” number, and if so, the Trustee shall use the CUSIP number in notices of redemption, repurchase or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Company will promptly notify the Trustee in writing of any change in the CUSIP numbers.

SECTION 2.14. Deposit of Moneys.

Prior to 11:00 a.m. New York City time on each Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Asset Disposition Purchase Date, the Company shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Asset Disposition Purchase Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date or Asset Disposition Purchase Date, as the case may be.

SECTION 2.15. Book-Entry Provisions for Global Notes.

(a) The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Exhibit B.

Members of, or participants in, the Depository (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and Participants, the operation of customary practices governing the exercise of the rights of a Holder or beneficial owner of any Note.

(b) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be exchanged for Physical Notes only as follows: Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Notes if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for any Global Note and a successor Depository is not appointed by the Company, with a copy to the Trustee, within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a written request from the Depository to issue Physical Notes.

(c) In connection with the transfer of a Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.15, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and (i) the Company shall execute, (ii) the Guarantors shall execute notations of Note Guarantees on and (iii) the Trustee shall upon written instructions from the Company authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations.

(d) The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

ARTICLE THREE

REDEMPTION

SECTION 3.01. Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 5 or Section 6 of the Notes, it shall notify the Trustee in writing of the Redemption Date, the Redemption Price and the principal amount of Notes to be redeemed. The Company shall give notice of redemption to the Paying Agent and Trustee at least 45 days but not more than 60 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee in writing), together with an Officers’ Certificate stating that such redemption will comply with the conditions contained herein.

SECTION 3.02. Selection of Notes To Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(a) if the Notes are listed on a national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(b) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee in its sole discretion shall deem fair and appropriate;

provided that, in the case of such partial redemption pursuant to Section 6 of the Notes or an Asset Disposition Offer, the Trustee will select the Notes on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of the Depository).

No Notes of $2,000 or less shall be redeemed in part.

SECTION 3.03. Notice of Redemption.

At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed at its registered address. At the Company’s request, the Trustee shall forward the notice of redemption in the Company’s name and at the Company’s expense. Each notice for redemption shall identify the Notes (including the CUSIP number) to be redeemed and shall state:

(1) the Redemption Date;

(2) the Redemption Price and the amount of accrued interest, if any, to be paid;

(3) the name and address of the Paying Agent;

(4) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(5) that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed;

(6) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued;

(7) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption; and

(8) the Section of the Notes pursuant to which the Notes are to be redeemed.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Notices of redemption may not be conditional.

SECTION 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price plus accrued interest, if any. Upon surrender to the Trustee or Paying Agent, such Notes called for redemption shall be paid at the Redemption Price (which shall include accrued interest thereon to the Redemption Date), except that installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates. On and after the Redemption Date interest shall cease to accrue on Notes or portions thereof called for redemption.

SECTION 3.05. Deposit of Redemption Price.

On or before 11:00 a.m. New York time on the Redemption Date, the Company shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued interest, if any, of all Notes to be redeemed on that date.

If the Company complies with the preceding paragraph, then, unless the Company defaults in the payment of such Redemption Price plus accrued interest, if any, interest on the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

SECTION 3.06. Notes Redeemed in Part.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note or Notes in principal amount equal to the unredeemed portion of the original Note or Notes shall be issued in the name of the Holder thereof upon cancellation of the original Note or Notes.

ARTICLE FOUR

COVENANTS

SECTION 4.01. Payment of Notes.

The Company shall duly and punctually pay the principal of (and premium, if any) and interest on the Notes in the manner provided in the Notes and this Indenture. An installment of principal of or interest on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Company or an Affiliate thereof) holds on that date U.S. Legal Tender designated for and sufficient to pay the installment. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by the Depository or its nominee in immediately available funds to the Depository or its nominee, as the case may be, as the registered Holder of such global Note.

The Company will pay interest (including, without limitation, post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the extent such payments are lawful, interest on overdue premium, if any, and overdue installments of interest, without regard to any applicable grace periods, at the rate of 2.0% per annum in excess of the interest rate otherwise borne by the Notes, to the extent permissible by law up to but excluding the date on which such overdue principal, premium or interest, as the case may be, is paid as provided in the first paragraph of this Section 4.01.

SECTION 4.02. Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, The City of New York, the office or agency required under Section 2.03. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.02.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The Company may, at its option, pay interest on the Notes by check mailed to Holders of the Notes at their registered addresses as they appear in the Registrar’s books.

The Company hereby initially designates The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, located at 101 Barclay Street, Floor 8W, New York, New York 10286, as such office of the Company in accordance with Section 2.03.

SECTION 4.03. Corporate Existence.

Except as otherwise permitted by Article Five, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the rights (charter and statutory) and material franchises of the Company and each of its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, franchise or corporate, partnership or other existence with respect to any such Restricted Subsidiary if the loss thereof would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and its Restricted Subsidiaries taken as a whole and provided further that this Section 4.03 shall not prohibit or restrict any sale, transfer or other disposition in compliance with Section 4.15.

SECTION 4.04. Payment of Taxes and Other Claims.

Each of the Company and the Subsidiary Guarantors that are individually Significant Subsidiaries shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or upon the income, profits or property of it and (b) all lawful material claims for labor, materials and supplies which, in each case, if unpaid, might by law become a material liability or Lien upon its property; provided, however, that the Company and the Subsidiary Guarantors shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (a) whose amount, applicability or validity is being contested in good faith by appropriate action and for which appropriate provision has been made or (b) where the failure to effect such payment would not individually or in the aggregate have a material adverse effect on the ability of the Company or such Subsidiary Guarantors to perform each of their respective obligations hereunder.

SECTION 4.05. [Intentionally Omitted.]

SECTION 4.06. Compliance Certificate; Notice of Default.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company, an Officers’ Certificate signed by the principal executive officer, the principal financial officer or the principal accounting officer of the Company stating that a review of the activities of the Company and its Subsidiaries has been made under the supervision of the signing Officers with a view to determining whether the Company and each Subsidiary Guarantor has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge, the Company and each Subsidiary Guarantor during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of such Default, the certificate shall describe its status with particularity. The Company’s fiscal year currently ends on December 31. The Officers’ Certificate shall also notify the Trustee should the Company elect to change the manner in which it fixes its fiscal year end.

(b) The Company shall deliver to the Trustee as soon as possible and in any event within 30 days after the Company becomes aware of the occurrence of any Default an Officers’ Certificate specifying the Default and describing its status with particularity and the action proposed to be taken thereto.

SECTION 4.07. Termination of Covenants.

If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both of the Rating Agencies, (ii) no Default or Event of Default has occurred and is continuing and (iii) the Company has delivered an Officer’s Certificate to the Trustee certifying that the conditions set forth in clauses (i) and (ii) above are satisfied (the occurrence of the events described in the foregoing clauses (i), (ii) and (iii) being collectively referred to as a “Covenant Termination Event”), the Company and its Restricted Subsidiaries will no longer be subject to, and will be permanently released from their obligations under, Sections 4.10, 4.12, 4.14, 4.15, 4.16, 4.17 and clause (3) of the first paragraph of Section 5.01, and no failure by the Company or any Subsidiary to comply with any of the foregoing Sections shall constitute a Default or Event of Default.

SECTION 4.08. Waiver of Stay, Extension or Usury Laws.

Each of the Company and each Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or such Subsidiary Guarantor from paying all or any portion of the principal of and/or interest on the Notes or the Note Guarantee of any such Subsidiary Guarantor as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture and (to the extent that it may lawfully do so) each hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.09. Change of Control.

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the then outstanding Notes pursuant to Section 5 of the Notes, each Holder will have the right to require the Company to repurchase all or any part (in integral multiples of $1,000, provided that the remaining principal amount of any Note repurchased in part must not be less than $2,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem the then outstanding Notes pursuant to Section 5 of the Notes, the Company will mail a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the Change of Control Payment Date (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(7) that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered;

(8) the circumstances and relevant facts regarding such Change of Control; and

(9) the procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all such Notes or portions of Notes (in integral multiples of $1,000, provided that the remaining principal amounts of any Note repurchased in part must not be less than $2,000) properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Persons in whose names the Notes are registered at the close of business on such record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.09. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Indenture by virtue of the conflict.

SECTION 4.10. Limitation on Indebtedness.

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if, after giving effect thereto (the “Coverage Ratio Exception”):

(1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

The first paragraph of this Section 4.10 will not prohibit the Incurrence of the following Indebtedness (“Permitted Indebtedness”):

(1) Indebtedness of the Company or any Restricted Subsidiary Incurred pursuant to the Senior Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability thereunder to the Company and its Restricted Subsidiaries) or a Qualified Receivables Transaction in an aggregate principal amount Incurred pursuant to this clause (1) at any time outstanding not to exceed $4,000.0 million, less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions utilized in accordance with clause (3)(a)(i) of the first paragraph of Section 4.15 that permanently reduce the commitments thereunder;

(2) Guarantees by the Company or any Subsidiary Guarantor of Indebtedness Incurred in accordance with the provisions of this Indenture or existing on the Issue Date, or Guarantees by a Foreign Subsidiary of Indebtedness of a Foreign Subsidiary Incurred in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed by the Company or a Subsidiary Guarantor is a Subordinated Obligation or a Guarantor Subordinated Obligation relative to the Note Guarantees, then the related Guarantee shall be subordinated in right of payment to the Notes or a Note Guarantee, as the case may be;

(3) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company;

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, not permitted by this clause (3);

(4) Indebtedness represented by (a) the Notes issued on the Issue Date and the Note Guarantees and the 2018 Notes and the Guarantees thereof, and (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (5), (7), (8), (9), (10) and (17)) outstanding on the Issue Date;

(5) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred without violation of this Indenture, provided that the notional principal amount of such Hedging Obligations at the time Incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate; or (2) for the purpose of fixing or hedging currency exchange rate risk, provided that the underlying Currency Agreements with respect to such Hedging Obligations do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness with respect to property or other assets other than Capital Stock or other Investments, in each case to the extent Incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of acquisition, construction or improvements of property or other assets used or useful in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount not to exceed at any time outstanding the greater of (a) $250.0 million and (b) 7.5% of Total Tangible Assets at that time;

(7) Indebtedness Incurred in respect of workers’ compensation claims, self-retention or self-insurance obligations, unemployment insurance, performance, release, appeal, surety and similar bonds and related reimbursement obligations and completion guarantees or similar instruments provided or Incurred by the Company or a Restricted Subsidiary in the ordinary course of business and obligations in connection with participation in government reimbursement or other programs or other similar requirements (in each case, other than for an obligation for money borrowed);

(8) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

provided that any amount of such obligations included on the face of the balance sheet of the Company or any Restricted Subsidiary shall not be permitted under this clause (8);

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(10) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of Preferred Stock not permitted by this clause (10);

(11) Indebtedness of the Company or a Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to effect defeasance or covenant defeasance of the Notes pursuant to Sections 8.02, 8.03 and 8.04 or to effect discharge of this Indenture pursuant to Section 8.01, so long as the other conditions thereunder have been satisfied in full;

(12) Refinancing Indebtedness with respect to Indebtedness Incurred pursuant to the Coverage Ratio Exception or pursuant to this clause (12) or Incurred or referred to in clause (4) above, and Indebtedness represented by the Notes, the 2018 Notes and any Guarantees in respect thereof;

(13) Guarantees given by the Company or any Restricted Subsidiary in respect of Indebtedness of any Special Purpose Licensed Entity which obligations, when aggregated with the aggregate amount of all then outstanding Investments made under clause (12) of the definition of “Permitted Investment,” do not exceed $150.0 million at any time outstanding;

(14) (a) Indebtedness, including Acquired Indebtedness, of the Company or any Subsidiary Guarantor incurred in connection with, or in anticipation or contemplation of, an acquisition or merger by the Company or such Subsidiary Guarantor of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided that the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries determined on a pro forma basis for the Incurrence of such Indebtedness (and the application of the proceeds therefrom), either (A) would have been at least 2.00 to 1 or (B) would have been greater than such Consolidated Coverage Ratio immediately prior to such acquisition; and

(b) Acquired Indebtedness Incurred by the debtor thereof prior to the time that the debtor thereunder was acquired (whether by merger, consolidation, acquisition of Capital Stock or otherwise) by the Company or any of its Restricted Subsidiaries, or prior to the time that the related asset or property was acquired by the Company or any of its Restricted Subsidiaries, and was not Incurred in connection with, or in anticipation or contemplation of, such acquisition, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed $200.0 million at any time outstanding;

(15) Indebtedness Incurred in connection with any Sale/Leaseback Transaction; provided that the aggregate outstanding amount of all such Indebtedness under this clause (15) does not exceed $50.0 million at any time outstanding;

(16) Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors in an aggregate amount not to exceed $250.0 million at any time outstanding;

(17) Indebtedness under the Existing Notes outstanding on the Issue Date and any Guarantees of the Existing Notes;

(18) Indebtedness arising under any cash pooling arrangement to the extent that the net value thereof (determined by subtracting the borrowings and other withdrawals therefrom from the amount of cash deposited therein) is positive (for purposes of clarity, it is understood and agreed that, if the net value of any cash pooling arrangement is negative, then any Indebtedness attributable to such negative balance shall not be permitted under this clause (18), but may be Incurred under the Coverage Ratio Exception or any other clause of “Permitted Indebtedness” to the extent permitted thereby); and

(19) in addition to the items referred to in clauses (1) through (18) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (19) and then outstanding (including any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness), will not exceed $350.0 million at any time outstanding.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.10:

(1) subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this Section 4.10, the Company, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of Incurrence and may later reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 4.10, and only be required to include the amount and type of such Indebtedness in one of such paragraphs (or, in the case of the second paragraph of this Section 4.10, one of the clauses in such second paragraph);

(2) all Indebtedness Incurred or outstanding under the Senior Credit Facilities on the Issue Date shall be deemed Incurred under the Senior Credit Facilities on the Issue Date under clause (1) of “Permitted Indebtedness” and not the Coverage Ratio Exception or any of the other clauses under “Permitted Indebtedness”;

(3) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included as long as Incurred by a Person that could have Incurred such Indebtedness;

(4) if obligations in respect of letters of credit are Incurred pursuant to the Senior Credit Facilities and are being treated as Incurred pursuant to the first or second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (not including, in either case, any redemption or repurchase premium);

(6) Indebtedness permitted by this Section 4.10 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.10 permitting such Indebtedness;

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(8) the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction (which amount shall not include dispositions of self-pay receivables in the ordinary course of business, which the Company or any of its Restricted Subsidiaries believes in good faith cannot be paid in full).

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.10. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or, in the case of Preferred Stock or Disqualified Stock, the greater of the voluntary or involuntary liquidation preference and the maximum fixed repurchase price thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock (other than Non-Recourse Debt and other than Indebtedness of a Receivables Subsidiary in respect of a Qualified Receivables Transaction). If on any date an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary outstanding at such time shall be deemed to be Incurred by a

Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.10, the Company shall be in default of this Section 4.10).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, or, in the case of revolving credit Indebtedness, the date such Indebtedness was first committed; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.10, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur pursuant to this Section 4.10 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinanced Indebtedness and refinancing Indebtedness is denominated that is in effect on the date of such refinancing. In the event that any other provision (including, without limitation, any other covenant or any defined term) of this Indenture requires the calculation of the principal amount of any Indebtedness, such calculation shall, unless otherwise expressly stated or the context otherwise requires, be made in a manner consistent with the third paragraph, the fourth paragraph and this sixth paragraph of this Section 4.10, mutatis mutandis.

SECTION 4.11. Limitation on Layering.

The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, Incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Note Guarantee of such Subsidiary Guarantor with respect to the Notes, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

SECTION 4.12. Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a) dividends or distributions payable in Capital Stock of the Company (other than Capital Stock that is Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b) dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Restricted Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Capital Stock that is Disqualified Stock) or in options, warrants, or other such rights to purchase such Capital Stock of the Company);

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) such Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (y) such Subordinated Obligations or Guarantor Subordinated Obligations held by the Company or any Restricted Subsidiary); or

(4) make any Restricted Investment in any Person

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a) a Default or Event of Default shall have occurred and be continuing (or would result therefrom); or

(b) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the Coverage Ratio Exception after giving effect, on a pro forma basis, to such Restricted Payment; or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments permitted by clauses (2)(ii), (3), (4), (8), (9), (10) and (11) below) would exceed the sum (the “Restricted Payments Basket”) of (without duplication):

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter which includes the Issue Date therein to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of Qualified Proceeds received by the Company from the issue or sale of its Capital Stock (other than Capital Stock that is Disqualified Stock) or other capital contributions to the common equity of the Company subsequent to the Issue Date (other than (x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (y) Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock to the extent used to redeem Notes in compliance with Section 6 of the Notes); plus

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Issue Date convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company or its Restricted Subsidiaries upon such conversion or exchange); plus

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than expressly for reimbursement of tax payments) not to exceed the aggregate amount of all such Restricted Investments made since the Issue Date; or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of

“Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made since the Issue Date by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under clause (iv)(A) of this paragraph to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) if no Default or Event of Default shall have occurred and be continuing, the acquisition, retirement, defeasance or purchase of any shares of Capital Stock of the Company either (i) solely in exchange for shares of Capital Stock of the Company (other than Disqualified Stock) or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Capital Stock of the Company (other than Capital Stock that is Disqualified Stock with respect to the Notes issued under such Indenture) (provided that the amount of net proceeds so applied shall not be applied toward the Restricted Payments Basket);

(3) if no Default or Event of Default shall have occurred and be continuing, the acquisition, making of any principal payment, redemption, defeasance or other retirement of any Subordinated Obligations either (i) solely in exchange for shares of Capital Stock of the Company (other than Capital Stock that is Disqualified Stock), (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Capital Stock of the Company (other than Capital Stock that is Disqualified Stock) (provided that the amount of net proceeds so applied shall not be applied toward the Restricted Payments Basket) or (b) Refinancing Indebtedness permitted to be Incurred pursuant to Section 4.10, (iii) upon a Change of Control or in connection with an Asset Disposition to the extent required by the agreement governing such Subordinated Obligations but only if the Company shall have complied with Sections 4.09 or 4.15, as applicable, and, if applicable, purchased all Notes validly tendered pursuant to the relevant offer prior to acquiring, paying, redeeming, defeasing or otherwise retiring such Subordinated Obligations or (iv) to the extent such Subordinated Obligations constitute Acquired Indebtedness not Incurred in connection with or in anticipation or contemplation of the underlying acquisition or merger or the applicable Person becoming a Restricted Subsidiary;

(4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company, in an aggregate amount not to exceed $15.0 million in any calendar year;

(5) repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible or exercisable securities if such Capital Stock represents a portion of the exercise or conversion price thereof;

(6) so long as no Default or Event of Default shall have occurred and be continuing, payments to holders of the Company’s Capital Stock in lieu of issuance of fractional shares of its Capital Stock or to dissenting shareholders if required by applicable law;

(7) the distribution of Capital Stock of an Unrestricted Subsidiary of the Company to holders of Capital Stock of the Company;

(8) so long as no Default or Event of Default shall have occurred and shall be continuing, purchases or other acquisitions or retirements by the Company or any of its Restricted Subsidiaries of the Company’s Common Stock for aggregate consideration not to exceed $1,200.0 million;

(9) so long as no Default or Event of Default shall have occurred and be continuing, the making of any Restricted Payments if, at the time of the making of such payments, and after giving pro forma effect thereto (including, without limitation, the Incurrence of any Indebtedness to finance such payment), the Consolidated Total Leverage Ratio would not exceed 3.50 to 1.00;

(10) the purchase, redemption, defeasance or other retirement of Existing Notes to the extent such purchase, redemption, defeasance or other retirement would constitute a Restricted Payment; and

(11) additional Restricted Payments not to exceed $500.0 million in the aggregate since the Issue Date.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. If the Company or a Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments or restatements made in good faith to the Company’s financial statements.

SECTION 4.13. Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) of any nature whatsoever against any assets or property of the Company or any Restricted Subsidiary (including Capital Stock of Restricted Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation;

in each case, for so long as such obligation is secured by such Lien.

SECTION 4.14. Limitation on Restrictions on Distributions from Restricted Subsidiaries.

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit:

(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, this Indenture and the 2018 Indenture, the Notes issued thereunder and the Guarantees thereof, the Existing Notes and the Guarantees thereof and the related indentures and the Senior Credit Facilities, in each case, as in effect on such date;

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired (whether by merger, consolidation, acquisition of Capital Stock or otherwise) by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness that was Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or acquired by the Company or in contemplation of the transaction) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired and property acquired by such Restricted Subsidiary after its date of acquisition;

(iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting an amendment, restatement, modification, renewal, increase, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement, amendment, restatement, modification, renewal, increase, refunding, replacement or refinancing are not, in the good faith judgment of the Company’s Board of Directors, materially less favorable, taken as a whole, to the Holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clause (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was acquired (whether by merger, consolidation, acquisition of Capital Stock or otherwise) by the Company or a Restricted Subsidiary, whichever is applicable;

(iv) (a) purchase money obligations for property acquired in the ordinary course of business, (b) Capitalized Lease Obligations permitted under this Indenture, (c) industrial revenue bonds or (d) operating leases, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this Section 4.14 on the property so acquired;

(v) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition (whether by sale, merger, consolidation, acquisition of Capital Stock or otherwise) of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vi) customary non-assignment provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(vii) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(viii) customary encumbrances or restrictions existing under or by reason of provisions in joint venture, partnership (limited or general), limited liability company or similar agreements required in connection with the entering into of such transaction;

(ix) customary restrictions imposed on the transfer, licensing, sub-licensing and assignment of intellectual property and of intellectual property licenses;

(x) restrictions relating to any Lien permitted under this Indenture imposed by the holder of such Lien;

(xi) any other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to the assets that are the subject of the Qualified Receivables Transaction;

(xii) in the case of Restricted Subsidiaries that are not Subsidiary Guarantors, restrictions imposed under instruments governing Indebtedness Incurred pursuant to the definition of “Permitted Indebtedness”;

(xiii) in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor, restrictions under the constitutive documents governing such Subsidiary: (A) with respect to Subsidiaries existing on the Issue Date; and (B) with respect to Subsidiaries created or acquired after the Issue Date: (1) prohibiting such Subsidiary from Guaranteeing Indebtedness of the Company or another Subsidiary; (2) on dividend payments and other distributions solely to permit pro rata dividends and other distributions in respect of any Capital Stock of such Subsidiary; (3) limiting transactions with the Company or another Subsidiary to those with terms that are fair and reasonable to such Subsidiary and no less favorable to such Subsidiary than could have been obtained in an arm’s-length transaction with an unrelated third party; and (4) limiting such Subsidiary’s ability to transfer assets or Incur Indebtedness without the consent of the holders of the Capital Stock of such Subsidiary; and

(xiv) any encumbrances or restrictions imposed by any amendments, restatements, modifications, renewals, increases, restrictions, encumbrances, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, restatements, modifications, renewals, increases, restrictions, encumbrances, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 4.15. Limitation on Sales of Assets and Subsidiary Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (both cash and non cash) equal to not less than the Fair Market Value (such

Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets. For purposes of this clause (2), each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the face of the Company’s or such Restricted Subsidiary’s then most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and Subordinated Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 180 days of the closing of such Asset Disposition; and

(c) any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $100.0 million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value); and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition:

(a) first, is applied by the Company or such Restricted Subsidiary, as the case may be,

(i) to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Bank Indebtedness), to prepay, repay or purchase such Bank Indebtedness of the Company or of a Restricted Subsidiary within 365 days from the date of such Asset Disposition (such period, the “Application Period”), unless to the extent such Net Available Cash is otherwise used in accordance with clause (ii); provided, however, that, in connection with any prepayment, repayment or purchase of any such Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased, or

(ii) to the extent the Company or such Restricted Subsidiary elects, to invest in Replacement Assets within the applicable Application Period; and

(b) second, to the extent of the balance of the Net Available Cash after application in accordance with (a) above (such balance, “Excess Proceeds”), is applied by the Company or such Restricted Subsidiary, as the case may be, toward an offer to purchase Notes as set forth in the next succeeding paragraph;

provided, however, that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

On the 366th day after an Asset Disposition (or such earlier date, if any, as the Board of Directors of the Company or such Restricted Subsidiary determines that the Net Available Cash will not be applied in accordance with clause (3)(a) of the first paragraph of this Section 4.15), if the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes and, to the extent required by the terms of other Senior Indebtedness, to all holders of other Senior Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Senior Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”) to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth herein or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000 in principal amount (provided that the unpurchased portion of any Note shall not be less than $2,000 in principal amount) or, in the case of Pari Passu Notes, in such other integral multiples as may be specified in the agreements governing the Pari Passu Notes. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes and Pari Passu Notes validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the holders, trustees or similar representatives, as the case may be, of Pari Passu Notes shall select the Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of such tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

Each Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this Section 4.15 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

Upon the commencement of an Asset Disposition Offer, the Company shall send, by first class mail, a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Asset Disposition Offer. Any Asset Disposition Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1) that the Asset Disposition Offer is being made pursuant to this Section 4.15;

(2) the Asset Disposition Offer Amount and the Asset Disposition Purchase Date;

(3) that any Notes not tendered or accepted for payment shall continue to accrete or accrue interest;

(4) that, unless the Company defaults in making such payment, any Notes accepted for payment pursuant to the Asset Disposition Offer shall cease to accrete or accrue interest after the Asset Disposition Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to the Asset Disposition Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(6) that Holders electing to have a Note purchased pursuant to any Asset Disposition Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, or transfer by book-entry transfer, to the Company, a depository, if appointed by the Company, or the Paying Agent at the address specified in the notice at least three days before the Asset Disposition Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Company, the Depository or the Paying Agent, as the case may be, receives, not later than the second business day prior to the Asset Disposition Purchase Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Disposition Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased);

(9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and

(10) all other procedures, if any, determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Notes purchased in the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of such Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000 in principal amount (provided that the unpurchased portion of any Note shall not be less than $2,000 in principal amount) or, in the case of Pari Passu Notes, in such other integral multiples as may be specified in the agreements governing such Pari Passu Notes. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.15 and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on or promptly following the Asset Disposition Purchase Date.

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Article 5, which transaction does not constitute a Change of Control, the successor company shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this Section 4.15, and shall comply with the provisions of this Section 4.15 with respect to such deemed sale as if it were an Asset Disposition. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Available Cash for purposes of this Section 4.15.

The Company will comply, to the extent applicable, with the requirements of Rule 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.15. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

SECTION 4.16. Limitation on Affiliate Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million unless:

(1) the terms of such Affiliate Transaction are no less favorable, taken as a whole, to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $35.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above).

The preceding paragraph will not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 4.12 or any Investment described in the definition of “Permitted Investments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, stock purchase, ownership or option plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee or director benefits plans provided on behalf of directors, officers, consultants and employees of the Company and its Subsidiaries, in each case, as approved by the Board of Directors of the Company;

(3) loans or advances to employees, consultants, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries (including for travel, entertainment, moving or relocation) or Guarantees in respect thereof or otherwise made on their behalf (including payment on any such Guarantees) made in compliance with applicable law but in any event not to exceed $15.0 million in the aggregate outstanding (without giving effect to the forgiveness of any such loan) at any one time with respect to all loans or advances made since the Issue Date;

(4) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company, a Restricted Subsidiary and/or a Special Purpose Licensed Entity, as the case may be, in accordance with Sections 4.10 and 4.13;

(5) the payment of reasonable and customary fees to directors, and indemnity provided on behalf of, directors, officers, employees or consultants, of the Company or any of its Subsidiaries;

(6) the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more materially disadvantageous, taken as a whole, to the Holders of the Notes than the terms of the agreements in effect on the Issue Date;

(7) transactions entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business (including, without limitation, management contracts and payments pursuant to management contracts) with any Person (including, without limitation, any joint venture, limited or general partnership, limited liability company or similar business entity) that owns or has any rights to use property or assets used or useful in a Permitted Business;

(8) sales of Receivables, or participations therein, in connection with any Qualified Receivables Transaction; and

(9) transactions relating to any cash pooling arrangement.

SECTION 4.17. Conduct of Business.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any other business that is not a Permitted Business.

SECTION 4.18. SEC Reports.

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act,

the Company will file or furnish with the SEC, and make available to the Trustee and the registered Holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and Holders of Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, (a) in the footnotes to the financial statements and (b) in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

For purposes of this Section 4.18, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the Holders of Notes as required by this Section 4.18 if they have filed or furnished such reports with the SEC via the EDGAR (or successor or similar) filing system and such reports are publicly available.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.19. Future Subsidiary Guarantors.

The Company will not permit any Restricted Subsidiary to Guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary (other than a Guarantee by a Foreign Subsidiary of Indebtedness of a Foreign Subsidiary or a Guarantee by a Receivables Subsidiary), unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations under this Indenture on a senior basis; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or a Note Guarantee, any Guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Note Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantees, as the case may be.

The obligations of a Subsidiary Guarantor under its Note Guarantee will be limited as necessary to prevent its Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture.

Notwithstanding the preceding paragraph, any Note Guarantee of a Subsidiary Guarantor will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances set forth in Section 11.05. The form of the Note Guarantee is attached hereto as Exhibit C.

ARTICLE FIVE

MERGER AND CONSOLIDATION

SECTION 5.01. Merger and Consolidation.

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction and any related financing, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the Coverage Ratio Exception;

(4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply or unless the Company is the Successor Company) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations in respect of this Indenture and the Notes; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with this Indenture.

For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more

Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing, the sale, conveyance, assignment, transfer or other disposition of assets of any Subsidiary in connection with a Qualified Receivables Transaction that complies with the other provisions of this Indenture shall not constitute the sale, conveyance, assignment, transfer or other disposition of all or substantially all the assets of the Company or such Subsidiary for purposes of this Section 5.01.

The predecessor Company will be released from its obligations under this Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

Notwithstanding the preceding clause (3), (w) the Company may effect a reorganization described in the proviso to the definition of “Change of Control,” (x) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company, (y) the Company may merge with or into an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction and (z) the Company may consolidate with, merge with or into or transfer all or part of its properties and assets to a Subsidiary Guarantor.

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than another Subsidiary Guarantor or the Company) and will not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor to any Person (other than another Subsidiary Guarantor or the Company) unless:

(1) (a) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Note Guarantee; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures comply with this Indenture; or

(2) the transaction is made in compliance with Section 4.15.

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01. Events of Default.

Each of the following is an Event of Default (each an “Event of Default”):

(1) default in any payment of interest on any Note issued and outstanding under the Indenture when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note issued and outstanding under the Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company or any Subsidiary Guarantor to comply with its obligations under Article Five;

(4) failure by the Company to comply for 30 days after written notice with any of its obligations under the covenants described under Sections 4.09 through 4.19 (in each case, other than a failure to purchase Notes issued and outstanding under this Indenture, which will constitute an Event of Default under clause (2) above);

(5) failure by the Company to comply for 60 days after written notice with its other agreements contained in this Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee exists on, or is created after, the Issue Date, which default:

(a) is caused by a failure to pay principal at final maturity of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its final maturity (the “cross-acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

(7) (a) the Company or a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding;

(ii) consents to the entry of judgment, decree or order for relief against it in an involuntary case or proceeding;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property;

(iv) makes a general assignment for the benefit of its creditors;

(v) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it;

(vi) takes any corporate action to authorize or effect any of the foregoing; or

(vii) takes any comparable action under any foreign laws relating to insolvency; or

(b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief in an involuntary case against the Company or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law;

(ii) appoints a Custodian for all or substantially all of the property of the Company or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law; or

(iii) orders the winding up or liquidation of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law;

and in the case of each of (i), (ii) and (iii) such order, decree or relief remains unstayed and in effect for 60 days;

(8) failure by the Company or any Significant Subsidiary to pay the uninsured portion of final judgments aggregating in excess of $75.0 million, which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”);

(9) any Note Guarantee of a Significant Subsidiary that is a Subsidiary Guarantor ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together would constitute a Significant Subsidiary denies or disaffirms its or their, as the case may be, obligations under this Indenture or its Note Guarantee or their Note Guarantees, as the case may be.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the Notes outstanding notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

SECTION 6.02. Acceleration.

If an Event of Default (other than an Event of Default with respect to the Company of the type described in clause (7) of Section 6.01) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest will be due and payable immediately.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) of Section 6.01 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default or payment default triggering such Event of Default pursuant to clause (6) of Section 6.01 shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default with respect to the Company described in clause (7) of Section 6.01 occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.03. Other Remedies.

If a Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. To the fullest extent permitted by applicable law, a delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon a Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Default, no remedy is exclusive of any other remedy and all available remedies are cumulative to the fullest extent permitted by applicable law.

SECTION 6.04. Waiver of Past Defaults.

The Holders of a majority in principal amount of the outstanding Notes by notice to the Trustee may (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences, except a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on a Note, and (b) rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.05. Control by Majority.

The Holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to Section 7.01, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of any other Noteholder, or that may involve the Trustee in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

In the event the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against any loss or expense caused by taking such action or following such direction.

SECTION 6.06. Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Noteholder may not use this Indenture to affect, disturb or prejudice the rights of another Noteholder or to obtain a preference or priority over such other Noteholder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Noteholders).

SECTION 6.07. Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

SECTION 6.08. Collection Suit by Trustee.

If a Default in payment of principal or interest specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum specified in the last paragraph of Section 4.01 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Noteholders allowed in any judicial proceedings relating to the Company, its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Noteholder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Noteholders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Noteholder in any such proceeding. The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.

SECTION 6.10. Priorities.

If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

First: to the Trustee for amounts due under Section 7.07;

Second: to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Third: to Holders for principal amounts due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fourth: to the Company or, if applicable, the Guarantors, as their respective interests may appear.

The Trustee, upon prior notice to the Company, may fix a record date and payment date for any payment to Noteholders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(1) The Trustee need perform only those duties as are specifically set forth herein or in the TIA and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee.

(2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officers’ Certificates) or opinions (including Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) Notwithstanding anything to the contrary herein, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) This paragraph does not limit the effect of paragraph (b) of this Section 7.01.

(2) The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) In the absence of bad faith, negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

SECTION 7.02. Rights of Trustee.

Subject to Section 7.01:

(a) The Trustee may rely conclusively on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers.

(e) The Trustee may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(h) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(i) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(j) The Trustee shall not be deemed to have notice of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(l) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m) The Trustee may request that the Company deliver a certificate, the form of which is included in Exhibit D hereto, setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication. The Trustee makes no representations with respect to the effectiveness or adequacy of this Indenture.

SECTION 7.05. Notice of Default.

If a Default occurs and is continuing and the Trustee receives actual notice of such Default, the Trustee shall mail to each Noteholder notice of the Default within 90 days after such Default occurs. Except in the case of a Default in payment of principal of, premium, if any, or interest on, any Note, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer or the Asset Disposition Purchase Date pursuant to an Asset Disposition Offer, the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee, or a trust committee of directors and/or Responsible Officers, of the Trustee in good faith determines that withholding the notice is in the interest of the Noteholders.

SECTION 7.06. Reports by Trustee to Holders.

Within 60 days after each May 15 beginning with May 15, 2011, the Trustee shall, to the extent that any of the events described in TIA § 313(a) occurred within the previous twelve months, but not otherwise, mail to each Noteholder a brief report dated as of such date that complies with TIA § 313(a). The Trustee also shall comply with TIA §§ 313(b), 313(c) and 313(d).

The Company shall notify the Trustee if the Notes become listed on any securities exchange or of any delisting thereof.

SECTION 7.07. Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such compensation as the Company and the Trustee shall from time to time agree in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s negligence, bad faith or willful misconduct. Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify each of the Trustee or any predecessor Trustee and its agents, employees, officers, stockholders and directors for, and hold them harmless against, any and all loss, damage, claims including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), liability or expense incurred by them except for such actions to the extent caused by any negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust including the reasonable costs and expenses of defending themselves against or investigating any claim or liability in connection with the exercise or performance of any of the Trustee’s rights, powers or duties hereunder. The Trustee shall notify the Company promptly of any claim asserted against the Trustee or any of its agents, employees, officers, stockholders and directors of which a Responsible Officer has received notice for which it may seek indemnity. The Company may, subject to the approval of the Trustee (which approval shall not be unreasonably withheld), defend the claim and the Trustee shall cooperate in the defense. The Trustee and its agents, employees, officers, stockholders and directors subject to the claim may have one firm of separate counsel (plus, with the prior written consent of the Company (not to be unreasonably withheld) and upon the reasonable request by the Trustee to the Company, a second firm of separate counsel) at any one time and the Company shall pay the reasonable fees and expenses of such counsel; provided, however, that the Company will not be required to pay such fees and expenses if, subject to the approval of the Trustee (which approval shall not be unreasonably withheld), it assumes the Trustee’s defense and there is no conflict of interest between the Company, on the one hand, and the Trustee and its agents, employees, officers, stockholders and directors subject to the claim, on the other hand, in connection with such defense as reasonably determined by the Trustee. The Company need not pay or indemnify for any settlement made without its written consent (which consent shall not be unreasonably withheld). The

Company need not reimburse any expense or indemnify against any loss, damage, claim, liability or expense to the extent caused by any negligence, bad faith or willful misconduct of the Trustee, any predecessor Trustee, or any of their respective agents, employees, officers, stockholders or directors.

To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a senior claim prior to the Notes against all money or property held or collected by the Trustee, in its capacity as Trustee, except funds held in trust for the payment of principal of, or premium, if any, or interest on, or other amounts due under, the Notes or the Note Guarantees.

When the Trustee incurs expenses or renders services after a Default specified in Section 6.01(7) occurs, such expenses and the compensation for such services shall be paid to the extent allowed under any Bankruptcy Law.

Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the appointment of a successor Trustee.

SECTION 7.08. Replacement of Trustee.

The Trustee may resign at any time by so notifying the Company in writing. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Company and the Trustee and may appoint a successor Trustee. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall notify each Holder of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 7.07, all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 7.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Noteholder.

Subject to the provisions of Section 7.09, no resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Section 7.08 shall become effective until the acceptance of appointment by the successor Trustee pursuant to this Section 7.08.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.

If the Trustee fails to comply with Section 7.10, any Noteholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, national association or other entity, the resulting, surviving or transferee corporation, national association or other entity without any further act shall, if such resulting, surviving or transferee corporation, national association or other entity is otherwise eligible hereunder, be the successor Trustee; provided that such corporation, national association or other entity shall be otherwise qualified and eligible under this Article Seven.

SECTION 7.10. Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirement of TIA §§ 310(a)(1), 310(a)(2) and 310(a)(5). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of the bank holding company, shall meet the capital requirements of TIA § 310(a)(2). The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company are outstanding, if the requirements for such exclusion set forth in TIA § 310(b)(1) are met. The provisions of TIA § 310 shall apply to the Company and any other obligor of the Notes.

SECTION 7.11. Preferential Collection of Claims Against the Company.

The Trustee, in its capacity as Trustee hereunder, shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

ARTICLE EIGHT

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01. Termination of the Company’s Obligations.

This Indenture will be discharged and will cease to be of further effect (except as provided in the second paragraph of this Section 8.01) as to all outstanding Notes when either:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment U.S. Legal Tender has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) (a) all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to the redemption provisions of this Indenture and the Notes and, in any case, the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the Holders, U.S. Legal Tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(b) the Company has paid all other sums payable by it under this Indenture,

(c) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and

(d) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent providing for or relating to the termination of the Company’s obligations under the Notes and this Indenture have been complied with. Such Opinion of Counsel shall also state that such satisfaction and discharge does not result in a default under the Senior Credit Agreement or any other indenture or agreement evidencing Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries in an outstanding principal amount of $50.0 million or more.

Subject to the next sentence and notwithstanding the foregoing paragraph, the provisions of Sections 2.05, 2.06, 2.07, 2.08, 4.01, 4.02, 4.03 (with respect to the existence of the Company only), 7.07, 8.04, 8.05 and 8.06 shall survive until the Notes have been cancelled or are no longer outstanding pursuant to the last paragraph of Section 2.08. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.07, 8.05 and 8.06 shall survive such satisfaction and discharge.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

SECTION 8.02. Legal Defeasance and Covenant Defeasance.

(a) The Company may, at its option by Board Resolution of the Board of Directors of the Company, at any time, elect to have either the Legal Defeasance option or the Covenant Defeasance option in paragraph (b) below be applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.03.

(b) Subject to Sections 8.02(c) and 8.03, the Company and the Subsidiary Guarantors at any time may terminate (i) all their obligations under the Notes and this Indenture (“Legal Defeasance”), and after giving effect to such Legal Defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default or (ii) their obligations under Section 4.03 (other than with respect to the existence of the Company), Section 4.04 and Sections 4.09 through 4.19 and clause (3) of the first paragraph of Section 5.01, and the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and any omission to comply with such covenants shall no longer constitute a Default or an Event of Default under Sections 6.01(4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) and (9), the limitations contained in clause (3) of the first paragraph of Section 5.01, the failure of the Company to purchase Notes pursuant to Sections 4.09 or 4.15 and the events specified in such Sections and clauses shall no longer constitute an Event of Default, but except as specified above in this clause (ii), the remainder of this Indenture and the Notes shall be unaffected thereby (clause (ii) being referred to as “Covenant Defeasance”). The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default and the Note Guarantees and all obligations of the Subsidiary Guarantors under this Indenture shall terminate. If the Company exercises its Covenant Defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified under Sections 6.01(4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) or because of failure to comply with clause (3) of the first paragraph of Section 5.01 or because of any failure to purchase Notes pursuant to Sections 4.09 or 4.15 and no failure by the Company or any Subsidiary to comply with any of the foregoing Sections shall constitute a Default or Event of Default under this Indenture.

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c) Notwithstanding the provisions of Sections 8.01(a) and (b), the provisions of Sections 2.02 through 2.11, 4.01 through 4.04, 4.06, 4.08, 6.07, 7.07 and 7.08 and in this Article Eight shall survive until the Notes have been surrendered to the Trustee for cancellation and are no longer outstanding pursuant to the last paragraph of Section 2.08. After the Notes have been paid in full, the Company’s obligations under Sections 7.07, 8.04 and 8.05 shall survive.

SECTION 8.03. Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either the Legal Defeasance option as the Covenant Defeasance option hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. Legal Tender, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of an election of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary exceptions and exclusions) reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and Legal Defeasance had not occurred;

(3) in the case of an election of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary exceptions and exclusions) reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit), or (b) insofar as Events of Default from bankruptcy or insolvency events pertaining to the Company are concerned, at any time in the period ending on the 91st day after the date of deposit; provided that such Legal Defeasance or Covenant Defeasance, as the case may be, shall be deemed to have occurred on the date of such deposit, subject to such Event of Default from bankruptcy or insolvency pertaining to the Company within such 91-day period;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with (which Opinion of Counsel may expressly assume that the only material agreements or instruments referred to in clause (5) of this Section 8.03 are those listed in an Officers’ Certificate).

SECTION 8.04. Application of Trust Money.

The Trustee or Paying Agent shall hold in trust U.S. Legal Tender and U.S. Government Obligations deposited with it pursuant to this Article Eight and the principal and interest received in respect thereof, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Obligations in accordance with this Indenture to the payment of principal of and interest on the Notes. The Trustee shall be under no obligation to invest said U.S. Legal Tender and U.S. Government Obligations except as it may agree with the Company.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender and U.S. Government Obligations deposited pursuant to Section 8.03 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the Company’s request any U.S. Legal Tender and U.S. Government Obligations held by it as provided in Section 8.03 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.05. Repayment to the Company.

Subject to this Article Eight, the Trustee and the Paying Agent shall promptly pay to the Company upon request any excess U.S. Legal Tender and U.S. Government Obligations held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Company cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person.

SECTION 8.06. Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender and U.S. Government Obligations deposited pursuant to Section 8.01 or 8.03 in accordance with Section 8.04 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender and U.S. Government Obligations in accordance with this Article Eight; provided that if the Company has made any payment of premium, if any, or interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender and U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01. Without Consent of Holders.

Subject to Section 9.03, the Company, the Guarantors and the Trustee, together, may amend or supplement this Indenture, the Notes or the Note Guarantees without notice to or consent of any Noteholder in order to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Company under this Indenture or the assumption by a corporation, partnership, trust or limited liability company of the obligations of a Subsidiary Guarantor under this Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of

Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

(4) add Subsidiary Guarantors (or other guarantors) or Note Guarantees (or other Guarantees) with respect to the Notes or release a Subsidiary Guarantor (or any other such guarantor) or any Note Guarantee (or other Guarantee) in accordance with the applicable provisions of this Indenture;

(5) secure the Notes or the Note Guarantees (or any other Guarantee) thereof;

(6) add to the covenants of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company;

(7) make any change that does not materially adversely affect the rights of any Holder;

(8) comply with any requirement of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(9) release a Subsidiary Guarantor from its obligations under its Note Guarantee (or release any other Guarantor from its obligations under its Guarantee) or this Indenture in accordance with the applicable provisions of this Indenture;

(10) provide for the appointment of a successor trustee; provided that such successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture; or

(11) conform any provision of this Indenture, the Notes or the Note Guarantees to the description thereof contained in the Company’s prospectus supplement dated October 5, 2010 relating to the Notes;

provided that the Company has delivered to the Trustee, in addition to documentation required pursuant to Section 9.07, an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 9.01.

SECTION 9.02. With Consent of Holders.

(a) Subject to Section 6.07, the Company, the Guarantors and the Trustee, together, with the written consent of the Holder or Holders of a majority in aggregate principal amount of the outstanding Notes (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), may amend or supplement this Indenture, the Notes or the Note Guarantees, without notice to any other Noteholders. Subject to Section 6.07, the Holder or Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance with any provision of this Indenture, the Notes or the Note Guarantees without notice to any other Noteholders.

(b) Notwithstanding Section 9.02(a), without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may:

(1) reduce the amount of Notes whose Holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described in Section 5 or Section 6 of the Notes, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8) make any change to the ranking of Notes or the Note Guarantees that adversely affects the rights of any Holder of Notes; or

(9) release any Subsidiary Guarantor from any of its obligations under its Note Guarantee, except as permitted by this Indenture. A consent to any amendment, supplement or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(c) It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver but it shall be sufficient if such consent approves the substance thereof.

(d) After an amendment, supplement or waiver under this Section 9.02(b) becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 9.03. Intentionally Omitted.

SECTION 9.04. Compliance with TIA.

Every amendment, waiver or supplement of this Indenture, the Notes or the Note Guarantees shall comply with the TIA as then in effect.

SECTION 9.05. Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by notice to the Trustee and the Company received before the date on which such amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with the terms thereof (or if silent as to effectiveness, on the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to such amendment, supplement or waiver) and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver which record date shall be at least 30 days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the second sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date. The Company shall inform the Trustee in writing of the fixed record date if applicable.

After an amendment, supplement or waiver becomes effective, it shall bind every Noteholder.

SECTION 9.06. Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Company may require the Holder of the Note to deliver it to the Trustee. The Company shall provide the Trustee with an appropriate notation on the Note about the changed terms and cause the Trustee to return it to the Holder at the Company’s expense. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.07. Trustee To Sign Amendments, Etc.

The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall receive, and shall be fully protected in conclusively relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture and constituted the legal, valid and binding obligations of the Company enforceable in accordance with its terms (subject to customary exceptions). Such Opinion of Counsel shall be at the expense of the Company.

ARTICLE TEN

INTENTIONALLY OMITTED

ARTICLE ELEVEN

NOTE GUARANTEE

SECTION 11.01. Unconditional Guarantee.

Subject to the provisions of this Article Eleven and to the fullest extent permitted by applicable law, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably guarantees, on a senior basis to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company or any other Guarantors to the Holders or the Trustee hereunder or thereunder: (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the fullest extent permitted by applicable law) overdue premium, if any, and interest, if any, on the Notes and (z) the due and punctual payment and performance of all other obligations of the Company and all other obligations of the other Guarantors (including under the Note Guarantees), in each case, to the Holders or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 7.07 hereof), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Company to the Holders under this Indenture or under the Notes, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. A Default under this Indenture or the Notes shall constitute an event of default under the

Note Guarantees, and shall entitle the Holders of Notes to accelerate the obligations of the Guarantors thereunder in the same manner and to the same extent as the obligations of the Company.

Each of the Guarantors hereby agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a Note Guarantee is affixed to any particular Note, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each of the Guarantors hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Note Guarantee. This Note Guarantee is a guarantee of payment and not of collection. If any Holder or the Trustee is required by any court or governmental authority to return to the Company or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or such Guarantor, any amount paid by the Company or such Guarantor to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (a) subject to this Article Eleven, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

SECTION 11.02. Intentionally Omitted.

SECTION 11.03. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Note Guarantee and this Article Eleven shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Senior Credit Agreement and its Guarantees of the Existing Notes and the Notes of any other series) that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from, or payments made by or on behalf of, any other Guarantor in respect of the obligations of such Guarantor under its Note

Guarantee and this Article Eleven, result in the obligations of such Guarantor under its Note Guarantee and this Article Eleven not constituting a fraudulent transfer or conveyance under such laws.

SECTION 11.04. Execution and Delivery of Note Guarantee.

To further evidence its Note Guarantee set forth in Section 11.01, each Guarantor hereby agrees that a notation of such Note Guarantee, substantially in the form of Exhibit C hereto, shall be endorsed on each Note authenticated and delivered by the Trustee. Such Note Guarantee shall be executed on behalf of each Guarantor by either manual or facsimile signature of one Officer or other person duly authorized by all necessary corporate action of such Guarantor who shall have been duly authorized to so execute by all requisite corporate action. The validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Each of the Guarantors hereby agrees that its Note Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture or a Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Note Guarantee is endorsed or at any time thereafter, such Guarantor’s Note Guarantee of such Note shall nevertheless be valid.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of each Guarantor.

SECTION 11.05. Release of a Subsidiary Guarantor.

A Subsidiary Guarantor shall be released from its obligations under its Note Guarantee and its obligations under this Indenture:

(1) in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the equity interests of such Subsidiary Guarantor then held by the Company and the Restricted Subsidiaries;

(2) if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(3) if such Subsidiary Guarantor no longer Guarantees any other Indebtedness of the Company or any Restricted Subsidiary of the Company (except for Guarantees of other Indebtedness of the Company or any Restricted Subsidiary of the Company that are released contemporaneously with the release of such Subsidiary Guarantor’s Note

Guarantee); provided that a Subsidiary Guarantor shall not be permitted to be released from its Note Guarantee if it is an obligor with respect to Indebtedness that would not, under Section 4.10, be permitted to be Incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor.

The Trustee shall execute an appropriate instrument prepared by the Company evidencing the release of a Subsidiary Guarantor from its obligations under its Note Guarantee upon receipt of a request by the Company or such Guarantor accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 11.05; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates of the Company.

Except as set forth in Articles Four and Five and this Section 11.05, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

SECTION 11.06. Waiver of Subrogation.

Until this Indenture is discharged and all of the Notes are discharged and paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes or this Indenture and such Guarantor’s obligations under this Note Guarantee and this Indenture, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other assets or by set off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders of Notes under the Notes or this Indenture, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders and shall forthwith be paid to the Trustee for the benefit of itself or such Holders to be credited and applied to the obligations in favor of the Trustee or the Holders, as the case may be, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.06 is knowingly made in contemplation of such benefits.

SECTION 11.07. Immediate Payment.

Each Guarantor agrees to make immediate payment to the Trustee on behalf of the Holders of all Guarantee Obligations owing or payable to the respective Holders upon receipt of a demand for payment therefor by the Trustee to such Guarantor in writing.

SECTION 11.08. No Set Off.

Each payment to be made by a Guarantor hereunder in respect of the Guarantee Obligations shall be payable in the currency or currencies in which such Guarantee Obligations are denominated, and shall be made without set off, counterclaim, reduction or diminution of any kind or nature.

SECTION 11.09. Guarantee Obligations Absolute.

The obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder which may not be recoverable from such Guarantor on the basis of a Guarantee shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.

SECTION 11.10. Guarantee Obligations Continuing.

The obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full. Each Guarantor agrees with the Trustee that, to the fullest extent permitted by applicable law, it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may reasonably request and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or reasonably advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.

SECTION 11.11. Guarantee Obligations Not Reduced.

Subject to Section 11.05, the obligations of each Guarantor hereunder shall not be satisfied, reduced or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this Indenture pursuant to Article Eight be or become owing or payable under or by virtue of or otherwise in connection with the Notes or this Indenture.

SECTION 11.12. Guarantee Obligations Reinstated.

Subject to Section 11.05, to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Company or any other Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Company or such Guarantor, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.

SECTION 11.13. Guarantee Obligations Not Affected.

Subject to Section 11.05, to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or any of the Holders) which, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders or otherwise, including, without limitation:

(a) any limitation of status or power, disability, incapacity or other circumstance relating to the Company or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Company or any other Person;

(b) any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Company or any other Person under this Indenture, the Notes or any other document or instrument;

(c) any failure of the Company or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture, the Notes or any Note Guarantee, or to give notice thereof to a Guarantor;

(d) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Company or any other Person or their respective assets or the release or discharge of any such right or remedy;

(e) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

(f) any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Notes or this Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on any of the Notes;

(g) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Company or a Guarantor;

(h) any merger or amalgamation of the Company or a Guarantor with any Person or Persons;

(i) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guarantee Obligations or the obligations of a Guarantor under its Note Guarantee; and

(j) any other circumstance (other than a release of a Guarantor pursuant to Section 11.05 and other than by complete, irrevocable payment), that might otherwise constitute a legal or equitable discharge or defense of the Company under this Indenture or the Notes or of a Guarantor in respect of its Note Guarantee hereunder.

SECTION 11.14. Waiver.

Without in any way limiting the provisions of Section 11.01, each Guarantor hereby waives (to the fullest extent permitted by law) notice of acceptance hereof, notice of any liability of any Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of any Guarantor hereunder, and diligence, presentment, demand for payment on the Company, protest, notice of dishonor or non payment of any of the Guarantee Obligations, or other notice or formalities to the Company or any Guarantor of any kind whatsoever.

SECTION 11.15. No Obligation To Take Action Against the Company.

To the fullest extent permitted by applicable law, neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Note Guarantees or under this Indenture.

SECTION 11.16. Dealing with the Company and Others.

The Holders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor, may to the fullest extent permitted by applicable law:

(a) grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

(b) take or abstain from taking security or collateral from the Company or from perfecting security or collateral of the Company;

(c) release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Company or any third party with respect to the obligations or matters contemplated by this Indenture or the Notes;

(d) accept compromises or arrangements from the Company;

(e) apply all monies at any time received from the Company or from any security upon such part of the Guarantee Obligations as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and

(f) otherwise deal with, or waive or modify their right to deal with, the Company and all other Persons and any security as the Holders or the Trustee may see fit.

SECTION 11.17. Default and Enforcement.

If any Guarantor fails to pay in accordance with Section 11.07 hereof, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Note Guarantee of any such Guarantor and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

SECTION 11.18. Amendment, Etc.

Without limitation to the provisions of Article Nine, no amendment, modification or waiver of any provision of this Indenture relating to any Guarantor or consent to any departure by any Guarantor or any other Person from any such provision will in any event be effective unless it is signed by such Guarantor and the Trustee.

SECTION 11.19. Acknowledgment.

Each Guarantor hereby acknowledges communication of the terms of this Indenture and the Notes and consents to and approves of the same.

SECTION 11.20. Costs and Expenses.

Each Guarantor shall pay on demand by the Trustee any and all costs, fees and expenses (including, without limitation, reasonable legal fees) incurred by the Trustee, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Note Guarantee.

SECTION 11.21. No Merger or Waiver; Cumulative Remedies.

To the fullest extent permitted by applicable law, no Note Guarantee shall operate by way of merger of any of the obligations of a Guarantor under any other agreement, including, without limitation, this Indenture. To the fullest extent permitted by applicable law, no failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under this Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under this Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. To the fullest extent permitted by applicable law, the rights, remedies, powers and privileges in the Note Guarantee and under this Indenture, the Notes and any other document or instrument between a Guarantor and/or the Company and the

Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

SECTION 11.22. Survival of Guarantee Obligations.

Subject to Section 11.05, without prejudice to the survival of any of the other obligations of each Guarantor hereunder, to the fullest extent permitted by applicable law, the obligations of each Guarantor under Section 11.01 shall survive the payment in full of the Guarantee Obligations and shall be enforceable against such Guarantor without regard to and without giving effect to any defense, right of offset or counterclaim available to or which may be asserted by the Company or any Guarantor.

SECTION 11.23. Guarantee in Addition to Other Guarantee Obligations.

The obligations of each Guarantor under its Note Guarantee and this Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders in relation to this Indenture or the Notes and any guarantees or security at any time held by or for the benefit of any of them.

ARTICLE TWELVE

MISCELLANEOUS

SECTION 12.01. TIA Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Indenture by the TIA, such required or deemed provision shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or excluded, as the case may be.

SECTION 12.02. Notices.

Any notices or other communications required or permitted hereunder shall be in writing (which shall not include email or pdf), and shall be sufficiently given if made by hand delivery, by nationally recognized overnight courier service, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Company or a Guarantor:

DaVita Inc.

601 Hawaii Street

El Segundo, CA 90245

Attention: Vice President, General Counsel and Secretary

Telephone: (310) 536-2420

Facsimile: (866) 891-9866

if to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

700 South Flower Street

5th Floor

Los Angeles, CA 90017

Attention: Corporate Trust Unit

Telephone: (213) 630-6258

Each of the Company, the Guarantors and the Trustee by written notice to each other such Person may designate additional or different addresses for notices to such Person. Any notice or communication to the Company, the Guarantors and the Trustee, shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if telecopied; five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee); and next Business Day if by nationally recognized overnight courier service.

Any notice or communication mailed to a Noteholder shall be mailed to him by first class mail or other equivalent means or by hand delivery or overnight courier service at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 12.03. Communications by Holders with Other Holders.

Noteholders may communicate pursuant to TIA § 312(b) with other Noteholders with respect to their rights under this Indenture, the Notes or the Note Guarantees. The Company, the Trustee, the Registrar and any other Person shall have the protection of TIA § 312(c).

SECTION 12.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee at the request of the Trustee:

(1) an Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee, stating that, in the opinion of the signers, all conditions precedent to be performed or effected by the Company, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) if requested by the Trustee, an Opinion of Counsel stating that, in the opinion of such counsel, any and all such conditions precedent have been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 12.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officers’ Certificate required by Section 4.06, shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with or satisfied; and

(4) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 12.06. Rules by Trustee, Paying Agent, Registrar.

The Trustee, Paying Agent or Registrar may make reasonable rules for its functions.

SECTION 12.07. Legal Holidays.

If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day with the same force and effect as if made on the original date such payment was due and no interest shall accrue or other penalty shall be payable for the period from and after the date such payment was originally due.

SECTION 12.08. Governing Law; Waiver of Jury Trial.

This Indenture, the Notes and the Note Guarantees will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 12.09. No Adverse Interpretation of Other Agreements.

To the fullest extent permitted by applicable law, this Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Company or any of its Subsidiaries. To the fullest extent permitted by applicable law, any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10. No Recourse Against Others.

No director, officer, employee, incorporator, stockholder, partner or member of, or owner of an equity interest in, the Company or of any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.11. Successors.

All agreements of the Company and the Guarantors in this Indenture, the Notes and the Note Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 12.12. Duplicate Originals.

All parties may sign any number of copies of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

SECTION 12.13. Severability.

To the fullest extent permitted by applicable law, in case any one or more of the provisions in this Indenture, in the Notes or in the Note Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 12.14. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signature Pages Follow]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

DAVITA INC. as issuer

By:	/s/ Chet Mehta
Name: Chet Mehta
Title: Vice President, Finance

GUARANTORS

Alamosa Dialysis, LLC Carroll County Dialysis Facility, Inc. Continental Dialysis Center, Inc.
Continental Dialysis Center of Springfield-Fairfax, Inc.

DaVita Rx, LLC

DaVita - West, LLC

Dialysis Holdings, Inc.

Dialysis Specialists of Dallas, Inc.

DNP Management Company, LLC

Downriver Centers, Inc.

DVA Healthcare of Maryland, Inc.

DVA Healthcare of Massachusetts, Inc.

DVA Healthcare of Pennsylvania, Inc.

DVA Healthcare Procurement Services, Inc.

DVA Healthcare Renal Care, Inc.

DVA Laboratory Services, Inc.

DVA of New York, Inc.

DVA Renal Healthcare, Inc.

East End Dialysis Center, Inc.

Elberton Dialysis Facility, Inc.

Flamingo Park Kidney Center, Inc.

Fort Dialysis, LLC

Freehold Artificial Kidney Center, L.L.C.

Greenspoint Dialysis, LLC

Hills Dialysis, LLC

Houston Kidney Center/Total Renal Care Integrated
Service Network Limited Partnership
Kidney Care Services, LLC

Lincoln Park Dialysis Services, Inc.

Maple Grove Dialysis, LLC

Mason-Dixon Dialysis Facilities, Inc.

Nephrology Medical Associates of Georgia, LLC

Neptune Artificial Kidney Center, L.L.C.

New Hope Dialysis, LLC

North Atlanta Dialysis Center, LLC

North Colorado Springs Dialysis, LLC

Palo Dialysis, LLC

Patient Pathways, LLC

Physicians Choice Dialysis, LLC

Physicians Choice Dialysis Of Alabama, LLC

Physicians Dialysis Acquisitions, Inc.

Physicians Management, LLC

Renal Life Link, Inc.

Renal Treatment Centers - California, Inc.

Renal Treatment Centers - Hawaii, Inc.

Renal Treatment Centers - Illinois, Inc.

Renal Treatment Centers, Inc.

Renal Treatment Centers - Mid-Atlantic, Inc.

Renal Treatment Centers - Northeast, Inc.

Renal Treatment Centers - Southeast, LP

Renal Treatment Centers - West, Inc.

RMS Lifeline Inc.

Rocky Mountain Dialysis Services, LLC

Total Acute Kidney Care, Inc.

Total Renal Care, Inc.

Total Renal Laboratories, Inc.

Total Renal Research, Inc.

TRC of New York, Inc.

Shining Star Dialysis, Inc.

Sierra Rose Dialysis Center, LLC

Southwest Atlanta Dialysis Centers, LLC

Total Renal Care Texas Limited Partnership

TRC - Indiana, LLC

TRC West, Inc.

Tree City Dialysis, LLC

VillageHealth DM, LLC

Westview Dialysis, LLC

By:	/s/ Chet Mehta
Name: Chet Mehta
Title: Vice President, Finance

DaVita of New York, Inc. Knickerbocker Dialysis, Inc. Liberty RC, Inc. Physicians Dialysis, Inc. Physicians Dialysis Ventures, Inc.

By:	/s/ Steven I. Grieger
Name: Steven I. Grieger
Title: Treasurer

The DaVita Collection, Inc.

By:	/s/ Rebecca Steinfort
Name: Rebecca Steinfort
Title: Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Raymond Torres
Name: Raymond Torres
Title: Senior Associate

EXHIBIT A

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

DAVITA INC.

6 5/8% Senior Notes due 2020

CUSIP No.

No.	$

DAVITA INC., a Delaware corporation (the “Company”), for value received promises to pay to CEDE & CO. or its registered assigns, the principal sum of [    ] on November 1, 2020.

Interest Payment Dates: May 1 and November 1, commencing May 1, 2011.

Record Dates: April 15 and October 15.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized Officers.

DAVITA INC.

By:
Name: Title:

By:
Name: Title:

This is one of the 6 5/8% Senior Notes due 2020 described in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

(Reverse of Note)

6 5/8% Senior Notes due 2020

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. DaVita Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6 5/8% per annum from October 20, 2010 until maturity. The Company will pay interest semi-annually in arrears on May 1 and November 1 of each year (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day, commencing May 1, 2011. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the fullest extent permitted by applicable law, overdue premium, if any, and overdue installments of interest, without regard to any applicable grace periods, at the rate of 2.0% per annum in excess of the interest rate otherwise applicable to the Notes from time to time. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2. Method of Payment. The Company will pay interest on the Notes to the Persons who are Holders of Notes at the close of business on the April 15 or October 15, as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Company shall pay principal, premium, if any, and interest on the Notes in U.S. Legal Tender. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, if any, and interest with respect to Notes in global form registered in the name of or held by the Depository or its nominee shall be paid in immediately available funds to DTC or its nominee, as the case may be. Until otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose.

SECTION 3. Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Company issued the Notes under an Indenture dated as of October 20, 2010, as amended or supplemented (“Indenture”), by and among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the

Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5. Optional Redemption. Except as described below, the Notes are not redeemable at the Company’s option until November 1, 2014. On and after November 1, 2014, the Company may at its option redeem the Notes, in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice, at the following Redemption Prices (expressed as a percentage of principal amount) plus accrued and unpaid interest, if any, on the Notes to be redeemed to the applicable Redemption Date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2014	104.969%
2015	103.313%
2016	101.656%
2017 and thereafter	100.000%

SECTION 6. From and after the Issue Date, prior to November 1, 2014, the Company may, at its option, on any one or more occasions, upon not less than 30 nor more than 60 days notice, redeem up to 35% of the original aggregate principal amount of Notes (including the original aggregate principal amount of any Additional Notes) issued under the Indenture with the Net Cash Proceeds of one or more Equity Offerings at a Redemption Price (expressed as a percentage of the principal amount thereof) of 106.625% plus accrued and unpaid interest, if any, to the Redemption Date; provided that

(1)	at least 65% of the original aggregate principal amount of the Notes (including the original aggregate principal amount of any Additional Notes) issued under the Indenture remains outstanding after each such redemption; and

(2)	the redemption date occurs within 90 days after the closing of such Equity Offering (for purposes of clarity, in the event that there are two or more closings for any Equity Offering, then each such closing shall be deemed a separate “closing” for purposes of the foregoing provisions of this clause (2) with respect to the securities issued at such closing).

In addition, the Notes may be redeemed, in whole or from time to time in part, at any time prior to November 1, 2014, at the Company’s option, upon not less than 30 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium on those Notes as of, and accrued and unpaid interest, if any, on those Notes to, the applicable Redemption Date.

SECTION 7. Notice of Redemption. Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each

Holder of Notes to be redeemed at its registered address. Notes may be redeemed in part only in integral multiples of $1,000 and the remaining principal amount of any Note must not be less than $2,000. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

SECTION 8. Mandatory Redemption. For the avoidance of doubt, an offer to purchase pursuant to Section 9 hereof shall not be deemed a redemption. The Company shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

SECTION 9. Repurchase at Option of Holder. Upon the occurrence of a Change of Control, and subject to certain conditions set forth in the Indenture, each Holder will have the right to require the Company to purchase all or any part (in integral multiples of $1,000, provided that the remaining principal amount of any Note repurchased in part must not be less than $2,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the Change of Control Payment Date.

SECTION 10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Registrar are not required to transfer or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or during a Change of Control Offer or an Asset Disposition Offer if such Note is validly tendered pursuant to such Change of Control Offer or Asset Disposition Offer and not validly withdrawn. Also, the Company and the Registrar are not required to transfer or exchange any Notes for a period beginning at the opening of business 15 days before the mailing of a notice of redemption and ending at the close of business on the day of such mailing or register the transfer or exchange of any Note selected for redemption in whole or in part except the unredeemed portion of any Note redeemed in part.

SECTION 11. Persons Deemed Owners. The Holder of a Note may be treated as its owner for all purposes.

SECTION 12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default and its consequences or compliance with any provision hereof or thereof may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture, the Notes and the Note Guarantees to, among other things, cure any ambiguity, omission, defect or inconsistency, provide for uncertificated Notes in addition to certificated Notes, comply with any requirements of the SEC in connection with the qualification of the Indenture under the TIA, or make any change that does not materially adversely affect the rights of any Holder of a Note.

SECTION 13. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes generally may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

SECTION 14. Restrictive Covenants. The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and certain other payments by Restricted Subsidiaries of the Company, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. Certain of the restrictive covenants will not be applicable to the Company and its Restricted Subsidiaries during any period that the Notes receive an Investment Grade Rating by both Rating Agencies and certain other conditions are satisfied. The covenants are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such covenants.

SECTION 15. No Recourse Against Others. No director, officer, employee, incorporator, stockholder, partner or member of, or owner of any equity interest in, the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 16. Note Guarantees. This Note will be entitled to the benefits of certain Note Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

SECTION 17. Trustee Dealings with the Company. Subject to certain limitations specified in the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates with the same rights it would have if it were not the Trustee.

SECTION 18. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 19. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 20. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 21. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of laws.

ASSIGNMENT FORM

I or we assign and transfer this Note to

________________________________________________________________________________________________________

________________________________________________________________________________________________________

(Print or type name, address and zip code of assignee or transferee)

________________________________________________________________________________________________________

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint                                                                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.09 or Section 4.15 of the Indenture, check the appropriate box:

Section 4.09  ☐                 Section 4.15  ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.09 or Section 4.15 of the Indenture, state the amount (must be $1,000 or an integral multiple of $1,000 in principal amount, provided that the remaining principal amount of any Note purchased in part must not be less than $2,000 in principal amount): $

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

EXHIBIT B

FORM OF LEGEND

Each Global Note authenticated and delivered hereunder shall also bear the following legend:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY OR NOMINEE. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO DAVITA INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.15 OF THE INDENTURE.

B-1

EXHIBIT C

NOTE GUARANTEE

For value received, and subject to the provisions of Article Eleven of the Indenture referred to below, each of the undersigned, jointly and severally, hereby unconditionally and irrevocably guarantees, as principal obligor and not only as a surety, to the Holder of the Note the cash payment in U.S. Legal Tender of principal of, premium, if any, and interest on the Note in the amounts and at the times when due and interest at the rate specified in the Indenture on any overdue principal of, and, to the fullest extent permitted by applicable law, overdue premium, if any, and interest, if any, on the Note, if lawful, and the payment or performance of all other obligations of the Company under the Indenture and the Notes, to the Holder of the Note and the Trustee, all in accordance with and subject to the terms and limitations of the Note, Article Eleven of the Indenture and this Note Guarantee. This Note Guarantee will become effective in accordance with Article Eleven of the Indenture and its terms shall be evidenced therein. To the fullest extent permitted by applicable law, the validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture dated as of October 20, 2010 among DaVita Inc., a Delaware corporation, as issuer (the “Company”), the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended or supplemented (the “Indenture”).

The obligations of the undersigned to the Holders of Notes and to the Trustee pursuant to this Note Guarantee and the Indenture are expressly set forth in Article Eleven of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee and all of the other provisions of the Indenture to which this Note Guarantee relates. In the event of any conflict between the terms set forth in this Note Guarantee and the Indenture, the terms set forth in the Indenture shall govern.

No director, officer, employee, incorporator or stockholder, partner or member of, or owner of an equity interest in, any Guarantor, as such, shall have any liability for any obligations of the Guarantors under the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Notes.

This Note Guarantee shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

This Note Guarantee is subject to release upon the terms set forth in the Indenture.

IN WITNESS WHEREOF, each Guarantor has caused the Note Guarantee to be duly executed.

Date:

ALAMOSA DIALYSIS, LLC

CARROLL COUNTY DIALYSIS FACILITY, INC.

CONTINENTAL DIALYSIS CENTER, INC.

CONTINENTAL DIALYSIS CENTER OF SPRINGFIELD-FAIRFAX, INC.

DAVITA RX, LLC

DAVITA – WEST, LLC

DIALYSIS HOLDINGS, INC.

DIALYSIS SPECIALISTS OF DALLAS, INC.

DNP MANAGEMENT COMPANY, LLC

DOWNRIVER CENTERS, INC.

DVA HEALTHCARE OF MARYLAND, INC.

DVA HEALTHCARE OF MASSACHUSETTS, INC.

DVA HEALTHCARE OF PENNSYLVANIA, INC.

DVA HEALTHCARE PROCUREMENT SERVICES, INC.

DVA HEALTHCARE RENAL CARE, INC.

DVA LABORATORY SERVICES, INC.

DVA OF NEW YORK, INC.

DVA RENAL HEALTHCARE, INC.

EAST END DIALYSIS CENTER, INC.

ELBERTON DIALYSIS FACILITY, INC.

FLAMINGO PARK KIDNEY CENTER, INC.

FORT DIALYSIS, LLC

FREEHOLD ARTIFICIAL KIDNEY CENTER, LLC

GREENSPOINT DIALYSIS, LLC

HILLS DIALYSIS, LLC

HOUSTON KIDNEY CENTER/TOTAL RENAL CARE INTEGRATED SERVICE

NETWORK LIMITED PARTNERSHIP

KIDNEY CARE SERVICES, LLC

LINCOLN PARK DIALYSIS SERVICES, INC.

MAPLE GROVE DIALYSIS, LLC

MASON-DIXON DIALYSIS FACILITIES, INC.

NEPHROLOGY MEDICAL ASSOCIATES OF GEORGIA, LLC

NEPTUNE ARTIFICIAL KIDNEY CENTER, LLC

NEW HOPE DIALYSIS, LLC

NORTH ATLANTA DIALYSIS CENTER, LLC

NORTH COLORADO SPRINGS DIALYSIS, LLC

PALO DIALYSIS, LLC

PATIENT PATHWAYS, LLC

PHYSICIANS CHOICE DIALYSIS, LLC

PHYSICIANS CHOICE DIALYSIS OF ALABAMA, LLC

PHYSICIANS DIALYSIS ACQUISITIONS, INC.

PHYSICIANS MANAGEMENT, LLC

RENAL LIFE LINK, INC.

RENAL TREATMENT CENTERS, INC.

RENAL TREATMENT CENTERS - CALIFORNIA, INC.

RENAL TREATMENT CENTERS - HAWAII, INC.

RENAL TREATMENT CENTERS - ILLINOIS, INC.

RENAL TREATMENT CENTERS - MID-ATLANTIC, INC.

RENAL TREATMENT CENTERS - NORTHEAST, INC.

RENAL TREATMENT CENTERS-SOUTHEAST, L.P.

RENAL TREATMENT CENTERS - WEST, INC.

RMS LIFELINE, INC.

ROCKY MOUNTAIN DIALYSIS SERVICES, LLC

TOTAL ACUTE KIDNEY CARE, INC.

TOTAL RENAL CARE, INC.

TOTAL RENAL LABORATORIES, INC.

TOTAL RENAL RESEARCH, INC.

TRC OF NEW YORK, INC.

SHINING STAR DIALYSIS, INC.

SIERRA ROSE DIALYSIS CENTER, LLC

SOUTHWEST ATLANTA DIALYSIS CENTERS, LLC

TOTAL RENAL CARE TEXAS LIMITED PARTNERSHIP

TRC - INDIANA LLC

TRC WEST, INC.

TREE CITY DIALYSIS, LLC

VILLAGEHEALTH DM, LLC

WESTVIEW DIALYSIS, LLC

By:

DAVITA OF NEW YORK, INC. KNICKERBOCKER DIALYSIS, INC. LIBERTY RC, INC. PHYSICIANS DIALYSIS, INC. PHYSICIANS DIALYSIS VENTURES, INC.

By:

THE DAVITA COLLECTION, INC.

By:

EXHIBIT D

INCUMBENCY CERTIFICATE

The undersigned, [             ], being the [            ] of DaVita Inc. (the “Company”) does hereby certify that the individuals listed below are qualified and acting officers or employees of the Company as set forth in the right column opposite their respective names and the signatures appearing in the extreme right column opposite the name of each such person is a true specimen of the genuine signature of such person and such individuals have the authority to execute documents to be delivered to, or upon the request of, The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture dated as of October 20, 2010 by and between the Company, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A.

Name	Title	Signature

________________	________________	________________

________________	________________	________________

________________	________________	________________

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the [            ] day of [            ], 20[    ].

DAVITA INC.

By:
Name: Title:

D-1